Exhibit 10.2

Execution Copy

WIRECO WORLDGROUP INC.

$82,500,000

11.75% Senior Notes due May 15, 2017

______________

Note Purchase Agreement

______________

Dated July 12, 2012

TABLE OF CONTENTS

SECTION		PAGE

SECTION 1	AUTHORIZATION OF NOTES	1

SECTION 2	SALE AND PURCHASE OF NOTES	1

SECTION 3	CLOSING	2

SECTION 4	CONDITIONS TO CLOSING	2

SECTION 5	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE GUARANTORS	5

Section 5.16	Material Liabilities	9

SECTION 6	REPRESENTATIONS OF THE PURCHASERS	13

Section 6.1	Purchase for Investment	13
Section 6.2	Accredited Investor	13

SECTION 7	INFORMATION AS TO COMPANY	13

Section 7.1	Financial and Business Information	13
Section 7.2	Officer’s Certificate	16
Section 7.3	Visitation	16

SECTION 8	REDEMPTION	17

Section 8.1	Notices to the Purchasers; Effect of Notice	17
Section 8.2	Optional Redemption	18
Section 8.3	Selection of Notes to be Redeemed	21
Section 8.4	Purchase of Notes	21

SECTION 9	AFFIRMATIVE COVENANTS	21

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SECTION 10	NEGATIVE COVENANTS	25

SECTION 11	EVENTS OF DEFAULT	44

SECTION 12	REMEDIES ON DEFAULT, Etc	46

SECTION 13	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES	48

Section 13.1	Registration of Notes	48
Section 13.2	Transfer and Exchange of Notes	49
Section 13.3	Replacement of Notes	49

SECTION 14	PAYMENTS ON NOTES	49

SECTION 15	EXPENSES, Etc	50

Section 15.1	Transaction Expenses	50
Section 15.2	Survival	50

SECTION 16	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT	51

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SECTION 17	MODIFICATION AND WAIVER	51

Section 17.1	Without Consent of Holders	51
Section 17.2	With Consent of Holders	51
Section 17.3	Revocation and Effects of Consents	52
Section 17.4	Notation on Exchange of Notes	53

SECTION 18	NOTICES	53

SECTION 19	GUARANTEE OF SECURITIES	53

SECTION 20	CONFIDENTIAL INFORMATION	62

SECTION 21	SUBSTITUTION OF PURCHASER	63

SECTION 22	MISCELLANEOUS	64

Signature	69

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SCHEDULE A	Information Relating to Purchasers

SCHEDULE B	Defined Terms

SCHEDULE 4.4	Jurisdictions of Local Counsel Opinions

EXHIBIT 1	Form of 11.75% Senior Note due May 15, 2017

EXHIBIT 19.2	Form of Notation of Guarantee

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11.75% Senior Notes due May 15, 2017

July 12, 2012

Solar Capital Ltd.
500 Park Avenue, 3rd Floor
New York, NY 10022

BlackRock Kelso Mezzanine Partners I, LLC
40 East 52d Street
New York, NY 10022

KCAP Financial, Inc.
295 Madison Avenue, 6th Floor
New York, NY 10017

Ladies and Gentlemen:

Pursuant to the commitment letter, dated as of April 13, 2012, as amended (the “Commitment Letter”), by and among WireCo WorldGroup Inc., a Delaware corporation (the “Company”), and the Purchasers named in Schedule A hereto (the “Purchasers”), the Company agrees with each of the Purchasers as follows:

Section 1.   Authorization of Notes.

The Company will authorize the issue and sale of $82,500,000 aggregate principal amount of its 11.75% Senior Notes due May 15, 2017 (the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13 hereof).  The Notes shall be substantially in the form set out in Exhibit 1.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.   Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100.00% of the principal amount thereof; provided, however, that each of the Purchasers shall also receive from the Company, on a pro rata basis, a closing fee (the “Closing Fee”) of 1.00% of the funded amount of Notes issued at the time of the Closing,  payable in cash on the Closing Date.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3.    Closing.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, New York 10019, at 9:00 a.m., Eastern time, at a closing (the “Closing”) on July 12, 2012 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers.  At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account of the Company previously provided to the Purchasers.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement.

Section 4.    Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

                          Section 4.1.Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct in all material respects (unless already qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) when made and at the time of the Closing, except for any representation and warranty which speaks as of a particular date, in which case such representation and warranty shall be correct in all material respects (unless already qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) as of such date.

                          Section 4.2.Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.28), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Commitment Letter that would have been prohibited by Sections 10.1, 10.7, 10.9, 10.10 or 10.11 had such Sections applied since such date.

              Section 4.3.Compliance Certificates.

              (a)Officer’s Certificate.  The Company and each of the Guarantors shall have furnished or caused to be furnished to the Purchasers at the Closing a certificate of an officer of the Company satisfactory to the Purchasers as to the satisfaction of the condition set forth in Section 4.1 at and as of the Closing, as to the performance by the Company, in all material respects, of all of its obligations hereunder to be performed at or prior to the Closing and as to such additional matters as may reasonably be requested by the Purchasers.

              (b)Secretary’s Certificate.  The Company and each of the Guarantors shall have delivered or caused to be delivered to the Purchasers a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the certificate of incorporation, bylaws and/or other organizational documents of the Company or such Guarantor, as applicable, or English translations thereof, and the resolutions attached thereto and other corporate or other proceedings relating to the authorization, execution and delivery of the Notes, the Note Guarantees and/or this Agreement, as applicable, or English translations thereof.

Section 4.4.  Opinions of Counsel.

(a) Latham & Watkins LLP, counsel for the Purchasers, shall have furnished to the Purchasers such opinion or opinions, dated the date of the Closing, with respect to such matters as they may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(b) Wachtell, Lipton, Rosen & Katz, counsel for the Company, shall have furnished to the Purchasers their written opinion, dated the date of the Closing, in form and substance satisfactory to the Purchasers.

(c) Each of the local counsel for the Company in the respective jurisdictions listed on Schedule 4.4 hereto shall have furnished to the Purchasers their written opinion, dated the date of the Closing, in form and substance satisfactory to the Purchasers.

Section 4.5.  No Material Adverse Changes.  (a)  Neither the Company nor any of its Subsidiaries shall have sustained since the date of the latest audited financial statements included in the Form 10-K for the fiscal year ended December 31, 2011 any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Company Filings, and (b) since the respective dates as of which information is given in the Company Filings and other than as a result of the Transactions, there shall not have been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries, otherwise than as set forth or contemplated in the Company Filings, the effect of which, in any such case described in clause (a) or (b), is, or would be expected to become, in the Purchasers’ reasonable judgment, so material and adverse as to make it impracticable or inadvisable to proceed with the delivery of the Notes on the terms and in the manner contemplated in this Agreement.

Section 4.6.  Purchase Permitted By Applicable Law, Etc.  On the date of the Closing, all necessary governmental and third party approvals required in connection with the Transactions (as defined in the Commitment Letter) shall have been obtained and remain in effect and such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each applicable jurisdiction, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.7.  Sale of Other Notes.  Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.8.      Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau shall have been obtained for the Notes.

Section 4.9.      Funding Instructions.  Each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.10.   Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its counsel, and such Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such counsel may reasonably request.

Section 4.11.    Maintenance of Debt Ratio.  The ratios of senior secured net debt and total net debt to adjusted EBITDA (calculated on a pro forma basis after giving effect to the Transactions) for the last twelve month period preceding the date hereof for which financial statements are available shall not exceed 2.25x and 5.25x, respectively, and in each case, the Company shall have provided the Purchasers with supporting documentation for such calculations that is reasonably satisfactory to the Purchasers.

Section 4.12.    Execution of Documentation Relating to Credit Agreement.  Contemporaneously with the Closing, the Company shall have executed definitive documentation with respect to a senior secured credit facility consisting of a $335.0 million term loan and a revolving credit facility of not less than $145.0 million at the Closing on terms no less favorable to the Company in the aggregate than the terms included in the presentations delivered by the Company to the Purchasers on April 13, 2012 and otherwise in form and substance reasonably satisfactory to the Company and the Purchasers.

Section 4.13.    Acquisition Conditions Met.  All conditions to the closing under the Acquisition Agreement shall have been satisfied or waived by the Company pursuant to and in accordance with the Acquisition Agreement, and the acquisition of the Target shall have been consummated (or will be consummated concurrently with the funding of the purchase of the Notes), and the Company and the Purchasers shall be satisfied that such consummation is (or will be) on terms consistent with those outlined in the Company’s management presentation to the Purchasers dated March 15, 2012.

Section 4.14.     Transaction Expenses.  The Company shall have paid at the Closing all costs and expenses (including reasonable attorneys’ fees) incurred by the Purchasers and each other holder of a Note in connection with the transactions contemplated hereby and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes, as set forth in Section 15.1.

Section 5.   Representations and Warranties of the Company and the Guarantors.

Each of the Company and the Guarantors represents and warrants to each Purchaser that:

Section 5.1.       Company Filings.  Each of the Company’s filings (the “Company Filings”) with the SEC made prior to the date hereof pursuant to Section 13 or Section 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time they were filed with the SEC, complied and comply in all material respects with the requirements of the Exchange Act and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.2.       No Material Adverse Changes.  Except as would not reasonably be expected to result in a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has sustained, since the date of the latest audited financial statements included in the Form 10-K for the fiscal year ended December 31, 2011, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Company Filings; and, (b) since the respective dates as of which information is given in the Company Filings, there has not been any change in the capital stock or long term debt of the Company or any of its Subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries, otherwise than as set forth or contemplated in the Company Filings.

Section 5.3.       Title to Property; Leases.  The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case, free and clear of all Liens other than Permitted

Liens, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such real or personal property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.  To the knowledge of the Company and its Subsidiaries, except as disclosed in the Company Filings, there are no pending or contemplated condemnation proceedings affecting the material real properties owned by the Company or its Subsidiaries or any sale or disposition thereof in lieu of condemnation, and no material real property owned by the Company or its Subsidiaries, or any interest therein, is subject to any right of first refusal, option or other contractual right to purchase such property or interest therein.

Section 5.4.      Organization; Power and Authority.  Each of the Company and the Guarantors is duly organized or incorporated, validly existing and (to the extent such concept is relevant and applicable) in good standing under the laws of the jurisdiction of its organization or incorporation, with all requisite power and authority (corporate or other) to own its properties and carry on its business as now conducted and as proposed to be conducted, and is qualified to do business in, and is (to the extent such concept is relevant and applicable) in good standing in, every jurisdiction where such qualification is required, or is subject to no material liability or disability by reason of the failure to be so qualified or in good standing in any such jurisdiction, and each Subsidiary of the Company and of each of the Guarantors has been duly incorporated or organized and is validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except where the failure to be so qualified would not reasonably be expected to  result in a Material Adverse Effect.

Section 5.5.      Authorization, Etc.

(a) The Company has an authorized capitalization of one hundred (100) shares of Common Stock, $0.01 par value, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock of each wholly owned Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (unless otherwise set forth in the Company Filings) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims other than Permitted Liens.

(b) The Notes and the guarantees thereof by the Guarantors have been duly authorized by all necessary action (corporate or other) and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company and of each of the Guarantors, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and implied covenants of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

Section 5.6.           Exchange Act.  None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes as described in Section 5.28) will violate or result in a violation of Section 7 of the Exchange Act, or any rule or regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

Section 5.7.           Price Manipulation.  Prior to the date hereof, neither the Company nor any of its affiliates, including each of the Guarantors, has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.

Section 5.8.           Conflicts with Other Agreements.  The issue and sale of the Notes and the compliance by the Company with all of the provisions of the Notes and this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will such action result in any violation of the provisions of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company (collectively, the “Company Organizational Documents”) or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Notes or the consummation by the Company of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “blue sky” laws in connection with the purchase and distribution of the Notes by the Purchasers, except, with respect to any of the foregoing (other than the violation of the provisions of the Company Organizational Documents), as would not reasonably be expected to result in a Material Adverse Effect or as would not have a material adverse effect on the ability of each of the Company and the Guarantors to perform its obligations under this Agreement.

Section 5.9.          Company Organizational Documents.  The Company is not in violation of the Company Organizational Documents and none of the Subsidiaries of the Company is in violation of its charter, bylaws or other organizational documents, and, except as would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound.

Section 5.10.         Legal and Governmental Proceedings.  Other than as set forth in the Company Filings, there are no legal or governmental proceedings pending to which the Company, any of its Subsidiaries or any of the Guarantors is a party or of which any property of the Company, any of its Subsidiaries or any of the Guarantors is the subject which, individually or in the aggregate, is reasonably expected to result in a Material Adverse Effect or as would not have a material adverse effect on the ability of each of the Company and the Guarantors to perform its obligations under this Agreement; and, to the knowledge of the Company and each of the Guarantors, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 5.11.         Class of Notes.  When the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

Section 5.12.         Status Under Investment Company Act.  The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, will not be an “investment company,” as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 5.13.         Restrictions on Sale of Notes, Etc.

(a) Neither the Company nor any of the Guarantors, nor any person acting on behalf of the Company or any of the Guarantors, has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act and the Company and any affiliate of the Company, including each of the Guarantors, and any person acting on its or their behalf has complied with and will implement the “offering restriction” within the meaning of such Rule 902.

(b) Within the preceding six (6) months, neither the Company nor any of the Guarantors, nor any other person acting on behalf of either the Company or any of the Guarantors, has offered or sold to any person any Notes, or any securities of the same or a similar class as the Notes, other than Notes offered or sold to the Purchasers hereunder. The Company and each of the Guarantors will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act) of any Notes or any substantially similar security issued by the Company or any Guarantor, within six (6) months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.

Section 5.14.         Company Controls and Procedures.

(a) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in material conformity with GAAP; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) Since the date of the latest audited financial statements included in the Form 10-K for the fiscal year ended December 31, 2011, there has been no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(c) The Company maintains disclosure controls and procedures that have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

Section 5.15.     Public Accounting Firm.  KPMG LLP, which has audited certain financial statements of the Company, and PricewaterhouseCoopers LLP, which has audited certain financial statements of the Target, are independent registered public accounting firms as required by the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Section 5.16.      Material Liabilities.  Except as disclosed in the Company Filings or incurred in connection with the Transactions, after giving effect to the Transactions, the Company and its Subsidiaries, and each of the Guarantors, will not have, as of the date of this Agreement, any material contingent or other material liabilities, unusual material long-term commitments or material unrealized losses.

Section 5.17.       Environmental Matters.  Other than as set forth in the Company Filings and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) neither the Company nor any of its Subsidiaries is, to the Company’s knowledge, or has been, in violation of any U.S. federal, state, local or foreign law (including common law), regulation, rule, requirement, decision or order relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, or wildlife, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, without limitation, non-maintenance of or noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company or any of its Subsidiaries has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”) pending or, to the knowledge of the Company or any of the Guarantors, threatened in writing against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law and (c) to the knowledge of the Company or any of the Guarantors, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would be reasonably expected to result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

Section 5.18.       Intellectual Property.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and each of its Subsidiaries, and each of the Guarantors, own or possess sufficient intellectual property and proprietary rights, including, without limitation, trademarks, service marks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and all other similar rights (collectively, the “Intellectual Property Rights”) reasonably necessary to conduct their business as now conducted and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect, and neither the Company nor any of its Subsidiaries, nor any of the Guarantors, has received any notice of infringements or conflict with asserted Intellectual Property Rights which would reasonably be expected to result in a Material Adverse Effect.

Section 5.19.       Taxes.  Except as would not, individually or in the aggregate, result in a Material Adverse Effect: (a) the Company and each of its Subsidiaries, and each of the Guarantors, have timely filed or caused to be filed all U.S. federal, state and foreign income and franchise tax returns and reports required to be filed by any of them or have properly requested extensions thereof, and have paid or caused to be paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except, in each case, (i) any taxes that are being contested in good faith by appropriate proceedings and for which the Company and each of its Subsidiaries, and each of the Guarantors, as applicable, has set aside on its books adequate accruals or reserves in accordance with GAAP or (ii) failures to file or cause to be filed or pay or cause to be paid that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (b) the Company has made adequate charges, accruals and reserves, in accordance with GAAP, in its consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2011 in respect of all U.S. federal, state and foreign income and franchise taxes for all periods as to which the tax liabilities of the Company or any of its Subsidiaries, and of each of the Guarantors, has not been finally determined.

Section 5.20.       Compliance with ERISA.  Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect: the Company and its Subsidiaries and all “employee benefit plans” (as defined under Section 3(3) of ERISA)

established or maintained by the Company, its Subsidiaries or their ERISA Affiliates are in compliance with all presently applicable provisions of ERISA; to the Company’s knowledge, each Multiemployer Plan to which the Company, its Subsidiaries or an ERISA Affiliate contributes is in compliance with ERISA; no “reportable event” (as defined under ERISA) with respect to which the 30-day notice requirement has not been waived pursuant to such regulations as in effect on the date hereof has occurred or is reasonably expected to occur with respect to any employee benefit plan for which the Company, its Subsidiaries or any of their ERISA Affiliates would have any liability; no “single employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Company, its Subsidiaries or any ERISA Affiliate, if such plan were terminated, would have any “amount of unfunded benefit liabilities” (within the meaning of Section 4022(c) of ERISA); neither the Company, its Subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any unsatisfied liability under (a) Title IV of ERISA with respect to termination of any employee benefit plan, or withdrawal from any Multiemployer Plan, or (b) Sections 412, 4971, 4975 or 4980B of the Code; and, each “employee benefit plan” for which the Company, its Subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

Section 5.21.       Material Labor Disputes; Labor Laws.  There are no pending or, to the Company’s and each Guarantor’s knowledge, threatened strikes, lockouts, slowdowns or other material labor disputes against the Company or any of the Guarantors.  The hours worked by and payments made to employees of the Company and each of the Guarantors have not been in material violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.  Except as would not reasonably be expected to have a Material Adverse Effect, all payments due from the Company and each Guarantor, or for which any claim may be made against the Company and each Guarantor, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company and each of the Guarantors. The consummation of the transactions contemplated by this Agreement will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of the Guarantors is bound.

Section 5.22.       Insurance Coverage.  The Company and its Subsidiaries, and each of the Guarantors, carries, or is covered by, insurance with insurers of recognized financial responsibility in such amounts, with such deductibles and covering such risks as the Company, its Subsidiaries and the Guarantors deem adequate and prudent for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses. The Company, its Subsidiaries and the Guarantors have no reason to believe that such insurance coverage cannot be renewed as and when such coverage expires or that similar coverage could not be obtained from similar insurers at a cost that would not reasonably be expected to result in a Material Adverse Effect (other than as a result of general market conditions).

Section 5.23.       Compliance with Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and the Guarantors, any director, officer, agent, employee or other representative acting on behalf of the Company or any of its Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official or employee to influence official action or secure an improper advantage that would constitute a violation of the Foreign Corrupt Practices Act of 1977.

Section 5.24.       Compliance with Money Laundering Laws.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 5.25.       Compliance with OFAC.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company and the Guarantors, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).  The Company will not, directly or indirectly, use the proceeds of the offering contemplated hereby, or lend, contribute or otherwise make available such proceeds to any person currently subject to any U.S. sanctions administered by OFAC.

Section 5.26.       Compliance with Other Laws, Regulations and Instruments.  The Company and each of its Subsidiaries, and each of the Guarantors, is in compliance with all laws, regulations and orders (including any Environmental Laws, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, Pub. L. 107-56, as it may be amended or otherwise modified from time to time (the “Patriot Act”), margin regulations and ERISA) of any governmental agency or body applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.27.       Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Company, its Subsidiaries, and the Guarantors, on a consolidated basis, will be Solvent.

Section 5.28.       Use of Proceeds.  The Company will apply the proceeds of the sale of the Notes as set forth in the first paragraph of the Commitment Letter and under the caption “Purpose” in Annex I to the Commitment Letter.

Section 6.   Representations of the Purchasers.

Section 6.1.       Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided, however, that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not and will not be required to register the Notes.

Section 6.2.       Accredited Investor.  Each Purchaser hereby represents and warrants to and agrees with the Company and each of the Guarantors that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act.  Each Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes and each Purchaser is able to bear the economic risk of such investment. The Purchasers have had the opportunity to perform due diligence with respect to the Company and the Transactions and to ask questions of and receive answers from the Company in respect thereof.

Section 7.   Information as to Company.

Section 7.1.       Financial and Business Information.  The Company shall deliver to each holder of Notes:

(a) Quarterly Statements — within forty-five (45) days (or such shorter period as is fifteen (15) days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year) (including, for the avoidance of doubt, the fiscal quarter ended June 30, 2012; provided, that the financial statements for such fiscal quarter shall be delivered within sixty (60) days of the end of such fiscal quarter), duplicate copies of,

(i)  a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on EDGAR and on its home page on the Internet (at the date of this Agreement located at:  http://www.wirecoworldgroup.com) and shall have given each holder of Notes then outstanding prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within one hundred and twenty (120) days (or such shorter period as is fifteen (15) days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP; provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), each proxy statement and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are material; provided that the Company shall be deemed to have made delivery of the information required in this Section 7.1(c) if it shall have timely made Electronic Delivery  thereof;

(d) Information Relating to Cayman Holdco — at any time that any of Cayman Holdco’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual reports required by

Section 7.1(a) and (b) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of Cayman Holdco and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Cayman Holdco; provided that the Company shall be deemed to have made delivery of the information required in this Section 7.1(d) if it shall have timely made Electronic Delivery  thereof;

(e) Information Pursuant to Rule 144A(d)(4) of the Securities Act — Cayman Holdco and the Company shall furnish to holders of Notes and prospective holders of Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act;

(f) Notice of Default or Event of Default — promptly, and in any event within five (5) days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed Default of the type referred to in Section 11(d), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(g) ERISA Matters — promptly, and in any event within five (5) days after a Responsible Officer becoming aware of the applicable event, a written notice setting forth the nature of and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect to, any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(h) Notices from Governmental Authority — promptly, and in any event within thirty (30) days of receipt thereof, copies of any written notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(i) Annual Budget — within sixty (60) days of the beginning of each fiscal year of the Company, the annual budget of the Company for such upcoming fiscal year, which shall include the Company’s estimated income statement, balance sheet and statement of cash flows for such upcoming fiscal year;

(j) Materials Related to Other Indebtedness — within five (5) Business Days of delivery of any documents, materials, data or information to (i) the trustee or noteholders under the Indenture, dated as of May 19, 2010, as amended, relating to the Existing Notes (the “Existing Notes Indenture”), or (ii) the Administrative Agent and/or any other lenders or agents under the Credit Agreement, a copy of all such documents, materials, data or information; provided, that, notwithstanding the foregoing, in no circumstance shall the Company be required to deliver any documents, materials, data or information pursuant to this clause (j) of primarily an administrative nature, including information (A) concerning the making of borrowings and payments of interest, principal or fees under the Credit Agreement, (B) relating to the creation, perfection or continuation of the security interests granted to the Administrative Agent and/or any other lenders or agents under the Credit Agreement and (C) not relating to the Company’s business or its finances;

(k) Requested Information — subject to Section 7.3(c), with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, any of its Subsidiaries or any of the Guarantors (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes; and

(l) Consolidated Reporting — in the event that the rules and regulations of the SEC permit the Company and any direct or indirect parent or Subsidiary of the Company to report at such entity’s level on a consolidated basis (including the Company and the Restricted Entities), such consolidated reporting at such entity’s level in a manner consistent with that described in this Section 7.1 for the Company will satisfy this Section 7.1; provided that the same is accompanied by information that explains in reasonable detail the differences between the information relating to such direct or indirect parent or subsidiary and any of its Subsidiaries other than the Company and the Guarantors, on the one hand, and the information relating to the Company and the Guarantors on a standalone basis, on the other hand.

Section 7.2.       Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Consolidated EBITDA — the information (including detailed calculations) required in order to establish Consolidated EBITDA for the latest four-quarter period covered by the statements then being furnished; and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.       Visitation.  The Company shall permit the representatives of each holder of Notes:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company, its Subsidiaries and the Guarantors with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, each Subsidiary and each Guarantor, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

(c) Disclosure — The Company shall not be obligated to disclose information pursuant to this Section 7.3 or pursuant to Section 7.1(k), if (i) the Company determines, based on the advice of legal counsel, that it or any of its Subsidiaries or Affiliates is prohibited from disclosing such information by law or regulation, (ii) the Company or any of its Subsidiaries, as the case may be, is prohibited from disclosing such information by the terms of an obligation of confidentiality contained in any agreement binding upon the Company or such Subsidiary, as the case may be, and not entered into in contemplation of this clause (ii), (iii) such information constitutes attorney-work product or is covered by attorney-client or any other recognized privilege, or (iv) as a result of such disclosure the Company would be required to file the same or similar information with the SEC or to otherwise publicly disclose such information under applicable law or the SEC’s rules and regulations regarding disclosure.

Section 8.   Redemption.

Section 8.1.       Notices to the Purchasers; Effect of Notice.  (a) At least thirty (30) days, and no more than sixty (60) days, before a Redemption Date (unless a shorter notice shall be agreed to in writing by the holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each holder of Notes whose Notes are to be redeemed, except that notices of redemption may be mailed with shorter notice if agreed to in writing by the holders of at least a majority in aggregate principal amount of the Notes then outstanding.  Notices of redemption may be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

(b) Each notice of redemption shall identify the Notes to be redeemed (including the Private Placement Numbers thereof) and shall state:

(i) the Redemption Date;

(ii) the appropriate calculation of the redemption price;

(iii) if fewer than all outstanding Notes are to be redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued;

(iv) that Notes called for redemption must be surrendered to the Company to collect the redemption price;

(v) that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(vi) which subsection of Section 8.2 is the provision of the Notes pursuant to which the redemption is occurring;

(vii) any conditions precedent to the proposed redemption; and

(viii) the aggregate principal amount of Notes that are being redeemed.

(c) Once the notice of redemption is mailed, and subject only to the satisfaction of any conditions precedent identified therein, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price, including premium, if any, plus interest, if any, accrued to such Redemption Date.  Upon surrender to the Company, such Notes shall be paid at the redemption price, including premium, if any, plus interest, if any, accrued to the Redemption Date; provided that if the Redemption Date is after a regular record date and on or prior to the corresponding interest payment date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant record date; and provided, further, that if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.  Such notice, if mailed in the manner provided in Section 8.1 shall be conclusively presumed to have been given whether or not the holder receives such notice.

Section 8.2.       Optional Redemption.

(a) Except as set forth below, the Notes shall not be redeemable at the option of the Company prior to May 15, 2013.

(b) If a Change of Control occurs prior to May 15, 2014, the Company may redeem all or any portion of the Notes at a redemption price equal to 101.00% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of repurchase of the Notes by the Company, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) On or after May 15, 2013, the Company may redeem all or a part of the Notes upon not less than thirty (30) nor more than sixty (60) days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

YEAR	PERCENTAGE

2013	103.00%
2014	101.50%
2015	100.00%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.  Such redemption may be made upon notice as provided in Section 8.1.

(d) At any time, or from time to time, on or prior to May 15, 2013, the Notes may also be redeemed, by or on behalf of the Company, in whole, or any portion thereof, at the Company’s option, at a redemption price equal to 100.00% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued but unpaid interest, if any, to the Redemption Date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Such redemption may be made upon notice as provided in Section 8.1. The Company may provide in such notice that payment of such price and performance of the Company’s obligation with respect to such redemption may be performed by another Person.  Unless the Company defaults in payment of the Applicable Premium, on and after the applicable date of redemption, interest will cease to accrue on the Notes to be redeemed.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(i) 1.00% of the principal amount of the Note; or

(ii) the excess of:

(A) the present value at such Redemption Date of (x) the redemption price of the Note at May 15, 2013 (such redemption price being set forth in the table in paragraph (a) above) plus (y) all required interest payments due on the Note through May 15, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus fifty (50) basis points; over

(B) the principal amount of the Note.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the Redemption Date to May 15, 2013, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided that if such period is less than one (1) year, then the U.S. Treasury security having a maturity of one (1) year shall be used.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four (4) Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the holders of Notes obtain fewer than four (4) such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means two (2), and at the Company’s option up to three (3) additional, primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the holders of Notes, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the holders of Notes by such Reference Treasury Dealer at 5:00 p.m., Eastern time, on the third (3rd) Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three (3) months before or after the stated maturity, yields for the two (2) published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.  The Treasury Rate shall be calculated on the third (3rd) Business Day preceding the Redemption Date.

The notice of redemption with respect to the foregoing redemption need not set forth the Applicable Premium but only the manner of calculation thereof.  The Company shall notify the holders of Notes of the Applicable Premium with respect to any redemption promptly after the calculation, and such holders of Notes shall not be responsible for such calculation.

(e) The Notes may be redeemed pursuant to Section 9.8(g) of the Agreement.

Section 8.3.       Selection of Notes to be Redeemed.  (a) If less than all of the Notes are to be redeemed at any time, the Company shall select Notes for redemption on a pro rata basis, unless otherwise required by law or applicable stock exchange rules and regulations.

(b) Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a holder are to be redeemed, the entire outstanding amount of Notes held by such holder, even if not a multiple of $1,000, will be redeemed.

Section 8.4.       Purchase of Notes.  The Company and its Affiliates may purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes; provided that, if less than all of the Notes are to be so purchased, redeemed, prepaid or otherwise acquired at any time, the Company or its Affiliate, as applicable, shall offer to purchase, redeem, prepay or otherwise acquire the Notes from the existing holders of Notes on a pro rata basis, unless otherwise required by law or applicable stock exchange rules and regulations.  The existing holders of Notes shall have ten (10) Business Days from the date on which such offer is made to accept or reject the offer, and the Company or its Affiliate, as applicable, shall purchase, redeem, prepay or otherwise acquire the Notes of each holder of Notes that has accepted such offer.  The Company will promptly cancel all Notes acquired by it or any Affiliate and no Notes may be issued in substitution or exchange for any such Notes.

Section 9.   Affirmative Covenants.

The Company and each of the Guarantors covenant that so long as any of the Notes are outstanding:

Section 9.1.       Compliance with Law.  The Company will, and will cause each of its Subsidiaries and the Guarantors to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.       Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.       Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.       Payment of Taxes and Claims.  The Company shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon any Restricted Entity, provided, however, that the shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 9.5.       Corporate Existence, Etc.  Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.2 and 10.10, the Company will at all times preserve and keep in full force and effect the corporate or other organizational existence of each of its Subsidiaries (unless merged or dissolved into the Company or a wholly-owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.       Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.7.       Payment of Notes.  The Company shall pay the principal and interest on the Notes in accordance with the terms of the Notes.  The Company shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

Section 9.8.       Repurchase at the Option of Holders upon Change of Control.

(a) If a Change of Control occurs, each holder of Notes shall have the right to require the Company to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth herein. In the Change of Control Offer, the Company shall offer a change of control payment in cash equal to 101.00% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any (a “Change of Control Payment”), on the Notes repurchased to the Change of Control Payment Date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) Within thirty (30) days following the date on which the Company becomes aware that a Change of Control has occurred, the Company shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures described in such notice.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with this Section 9.8, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 9.8 by virtue of such compliance.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer.

(e) The Company shall promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Company shall promptly mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000.

(f) The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(g) In the event that holders of not less than 98.00% of the principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such holders, the Company will have the right, on not less than thirty (30) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at the purchase price specified in the Change of Control Offer plus, to the extent not included in the purchase price specified in the Change of Control Offer, accrued and unpaid interest thereon, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

(h) Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party (including any Affiliate Guarantor) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 9.8 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) notice of redemption for all of the Notes has been given pursuant to Section 8.1 unless and until there is a default in payment of the applicable redemption price.

(i) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company or any of its Affiliates pursuant to a Change of Control Offer shall have the status of Notes issued but not outstanding or shall be retired and canceled, at the option of the Company.  Notes purchased by a third party pursuant to the preceding paragraph (h) shall have the status of Notes issued and outstanding.

Section 9.9.       Designation of Restricted and Unrestricted Subsidiaries.  (a) The Board of Directors of any Restricted Entity may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 10.7, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter Reference Period, (ii) no Default would be in existence following such designation and (iii) the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by any Restricted Entity in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 10.8 or under one or more clauses of the definition of Permitted Investments, as determined by the Company or such Restricted Entity.

(b) The Board of Directors of any Restricted Entity may redesignate any of its Unrestricted Subsidiaries to be a Restricted Subsidiary if that redesignation would not cause a Default. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Cayman Holdco as of such date.
(c) Each designation or redesignation must be (i) evidenced by Board Resolution certifying compliance with the foregoing provisions and (ii) evidenced to each holder of Notes then outstanding by filing with each such holder a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 10.8.

Section 9.10.       Acquisition or Creation of Subsidiaries; Additional Note Guarantees.  If any Restricted Entity acquires or creates a Domestic Subsidiary other than an Unrestricted Subsidiary after the Issue Date, then that Subsidiary will become a Guarantor and execute an amendment to this Agreement and deliver an Opinion of Counsel with respect thereto reasonably satisfactory to each of the holders of Notes then outstanding within ten (10) Business Days of the date on which it guarantees a Credit Facility or the Existing Notes (or any Indebtedness incurred to refinance the Existing Notes); provided, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.  If any Affiliate Guarantor acquires or creates a Restricted Subsidiary after the Issue Date, such Subsidiary shall become an Affiliate Guarantor.  If any Subsidiary that is not a Domestic Subsidiary becomes a guarantor under Credit Facilities, such Subsidiary shall become a Guarantor.  Any Guarantee executed hereunder may include customary guarantee limitation language and otherwise be subject to limitations required under applicable law to the extent consistent with the Guarantees of the Existing Notes.  All direct or indirect Subsidiaries of Cayman Holdco (other than Unrestricted Subsidiaries), including all common and preferred (if any) Equity Interests of such Subsidiaries, will be wholly owned by Cayman Holdco and/or one or more direct or indirect wholly-owned Subsidiaries of Cayman Holdco, treating Equity Interests of the Company or of any direct or indirect parent of the Company owned by Management Investors as owned by Cayman Holdco until such time, if any, as such Equity Interests are exchanged for or converted into Equity Interests of another direct or indirect parent of the Company.

Notwithstanding anything herein to the contrary or otherwise, no Person organized in the Czech Republic or Slovak Republic shall be required to guarantee the Notes until ten (10) Business Days after the Issue Date.  From and after ten (10) Business Days after the Issue Date, a Person existing on the Issue Date and organized in the Czech Republic or Slovak Republic shall be required to guarantee the Notes only if such entity guarantees the Credit Facilities or the Existing Notes (or any Indebtedness incurred to refinance the Existing Notes).

Section 10.   Negative Covenants.

The Company and each of the Guarantors covenant that so long as any of the Notes are outstanding:

Section 10.1.       Limitations on Transactions with Affiliates.  (a) No Restricted Entity will make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any Property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of such Restricted Entity (each, an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms that are no less favorable to such Restricted Entity than those that would have been obtained in a comparable transaction by such Restricted Entity with an unrelated Person and if in the good faith judgment of the Board of Directors of such Restricted Entity no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to such Restricted Entity or the relevant Restricted Subsidiary from a financial point of view; and

(ii) the Restricted Entity delivers to each holder of Notes then outstanding:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of such Restricted Entity set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to such Restricted Entity or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 10.1(a):

(i) any employment agreement or employee benefit plan (including any incentive plan) or similar arrangement entered into by a Restricted Entity in the ordinary course of business with officers, directors or employees, including any issuance of securities (including stock options or similar rights), or other payments, awards or grants in cash, securities (including stock options or similar rights) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of such entity, in the ordinary course of business;

(ii) transactions between or among Restricted Entities;

(iii) transactions with China JV pursuant to the Royalty Agreement or pursuant to other commercial contracts, agreements or arrangements between China JV and any Restricted Entity that are no less favorable to such Restricted Entity than those that would have been obtained in a comparable transaction with an unrelated Person;

(iv) payment of reasonable compensation, fees (including director’s fees and benefits), and indemnities and insurance provided for by such entity’s charter, by-laws or written agreements, to employees, consultants, stockholders, officers and directors of such entity in the ordinary course of business;

(v) any issuance of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(vi) Restricted Payments and Permitted Investments that do not violate the provisions of Section 10.8;

(vii) any transaction pursuant to any agreement in existence on the Issue Date, as such agreement is in effect on the Issue Date or as amended in a manner that is no less favorable to such Restricted Entity;

(viii) payments, advances or loans to employees, officers and directors of a Restricted Entity that are either (A) not in excess of $1.0 million in aggregate principal amount at any one time outstanding and have been approved by a majority of the Board of Directors of such Restricted Entity in good faith, or (B) made in the ordinary course of business, including ordinary-course travel advances and relocation expense payments;

(ix) provision of administrative or management services by such Restricted Entity, or any of its directors, officers or employees, to any of its direct or indirect Subsidiaries in the ordinary course of business;

(x) pledges of Equity Interests of an Unrestricted Subsidiary for the benefit of lenders to such Unrestricted Subsidiary;

(xi) in each of the following cases so long as no Default has occurred and is continuing or would be caused thereby: (A) payments by any Restricted Entity to Permitted Holders for any financial advisory, financing, underwriting or other placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of such Restricted Entity, and (B) payments pursuant to the Management Fee Letter; provided that (1) annual management fees (exclusive of transaction related fees and of any amount payable in connection with the termination of the Management Fee Letter) may not exceed (a) the greater of (x) $1.5 million and (y) 2.00% of the budgeted Consolidated EBITDA of Cayman Holdco for the following fiscal year as approved by the Board of Directors of Cayman Holdco, plus (b) reasonable out-of-pocket expense reimbursement, and (2) any payment not made in any fiscal year may be carried forward and paid in the following two (2) fiscal years;

(xii) the existence of, or the performance by such Restricted Entity of its obligations under the terms of, any stockholders’ agreement to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, provided, that the existence of, or the performance by such Restricted Entity of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (xii) to the extent that the terms of the amendment or new agreement are not otherwise disadvantageous to the holders of Notes in any material respect;

(xiii) transactions among Restricted Entities permitted by, and complying with, the provisions of this Agreement described under Section 10.2;

(xiv) any exchange permitted by clause (xi) of Section 10.8(b); and

(xv) transactions not otherwise prohibited by this Agreement that are undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of Cayman Holdco and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.

Section 10.2.       Merger, Consolidation, Etc.  (a) The Company will not consolidate or merge with or into another Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (A) the Company is the surviving corporation; or (B) the Person (if other than the Company) formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any political subdivision thereof or any state thereof or the United States or the District of Columbia (the “Surviving Entity”);

(ii) the Surviving Entity, if any, assumes all the rights and obligations of the Company under the Notes and this Agreement, pursuant to agreements reasonably satisfactory to holders of at least a majority in aggregate  principal amount of the Notes then outstanding;

(iii) the Company or the Surviving Entity shall have delivered to the holders of Notes then outstanding an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent in this Agreement relating to such transaction have been satisfied;

(iv) immediately after such transaction, no Default or Event of Default exists; and

(v) on the date of such transaction after giving pro forma effect thereto and including any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either

(A) the Company or the Surviving Entity would be permitted to incur at least $1.00 of additional Indebtedness under Section 10.7(a);

(B) the Fixed Charge Coverage Ratio of Cayman Holdco would not be less than the Fixed Charge Coverage Ratio of Cayman Holdco determined immediately prior to such transaction.

This covenant will not apply to (x) a merger or other business combination of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction within the United States or the District of Columbia; or (y) the merger or other business combination under applicable law of any Restricted Entity with or into any other Restricted Entity that is the Company or a Guarantor.

Upon any such transaction involving the Company, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the Notes, and, except in the case of a lease, the Company will automatically be released and discharged from its obligations under this Agreement and the Notes.

(b) Each Guarantor (other than any Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and this Agreement in connection with such transaction) shall not consolidate or merge with or into another Person (other than the Company or any Guarantor), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets (on a consolidated basis), in one or more related transactions, to another Person (other than the Company or any Guarantor), unless:

(i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii) either: (A) (1) such Guarantor is the surviving entity or (2) the Surviving Entity assumes all the obligations of that Guarantor under its Note Guarantee, pursuant to an amendment reasonably satisfactory to holders of at least a majority in aggregate principal amount of the Notes then outstanding or (B) such transaction complies with the provisions of Section 10.10 with respect to such transaction.

In the case of any such transaction involving a Guarantor and for which an amendment is delivered in accordance with clause (ii)(A)(2) above, the Surviving Entity will succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Note Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Agreement and such Guarantor’s Notes Guarantee.

(c) The requirements set forth in this Section 10.2 shall not apply to (i) a merger or other business combination of a Guarantor with an Affiliate solely for the purpose of reincorporating such Guarantor in another jurisdiction within the United States or the District of Columbia; (ii) the merger or other business combination under applicable law of any Restricted Entity with or into any other Restricted Entity that is the Company or a Guarantor; or (iii) the sale or other disposition of China JV Holdco or the China JV if it is an Unrestricted Subsidiary at the time.

Section 10.3.       Terrorism Sanctions Regulations.  The Company will not and will not permit any Guarantor to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.4.       Investment Company Status.  The Company will not and will not permit any Guarantor to be or become, at any time prior to the expiration of two (2) years after the date of the Closing, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

Section 10.5.       Business Activities.  Each Restricted Entity will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

Section 10.6.       Waiver of Stay, Extension or Usury Laws.  The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which may affect the covenants or the performance of this Agreement.

Section 10.7.       Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.  (a) Each Restricted Entity will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any

Indebtedness (including Acquired Debt), and each Restricted Entity will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that any Restricted Entity may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may issue preferred stock, if no Default exists or would result therefrom and the Fixed Charge Coverage Ratio for Cayman Holdco’s most recently ended four (4) full fiscal quarters for which internal financial statements are available (the “Reference Period”) immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 10.7(a) above shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Restricted Entities of Indebtedness and letters of credit under Credit Revolving Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder) not to exceed the greater of (A) $90.0 million and (B) the amount of the Borrowing Base as of the date of such incurrence;

(ii) the incurrence by the Restricted Entities of Indebtedness under Credit Term Facilities in an aggregate principal amount at any one time outstanding under this clause (ii) not to exceed the greater of (A) (1) $225.0 million minus (2) the aggregate amount of all Net Proceeds of Asset Sales applied by the Restricted Entities since the Issue Date to repay any term Indebtedness under a Credit Term Facility pursuant to Section 10.10 and (B) the Credit Facility Leverage Cap;

(iii) the incurrence by the Company and the Guarantors of the Existing Indebtedness and the Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(iv) the incurrence by any Restricted Entities of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 10.7(a) or clauses (iii), (iv), (xii), (xiii), (xiv) or (xv) of this Section 10.7(b);

(v) the incurrence by any Restricted Entity of intercompany Indebtedness to another Restricted Entity; provided that:

(A) unless such Indebtedness is between the Company and a Guarantor, or between two (2) Guarantors, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the

Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and
(B) any subsequent issuance or transfer of Equity Interests of a Restricted Entity that results in any such Indebtedness being held by a Person other than the Company or a Guarantor and any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Guarantor will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Restricted Entity that was not permitted by this clause (v);

(vi) the issuance by any Restricted Entity to any other Restricted Entity of shares of preferred stock; provided that any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Guarantor; and any sale or other transfer of any such preferred stock to a Person that is not the Company or a Guarantor will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by this clause (vi);

(vii) the incurrence by any Restricted Entity of Hedging Obligations in the ordinary course of business;

(viii) the guarantee by any Restricted Entity of Indebtedness or other obligations of a Restricted Entity that was permitted to be incurred by another provision of this Section 10.7; provided that if the Indebtedness or other obligations being guaranteed is subordinated to the Notes, then the Guarantee shall be subordinated to the same extent as the Indebtedness or other obligations guaranteed;

(ix) the incurrence by any Restricted Entity of Indebtedness with respect to (or constituting reimbursement obligations with respect to) letters of credit, bankers’ acceptances, surety, performance or appeal bonds, completion guarantees, escrow agreements or similar instruments issued in the ordinary course of business in connection with, or the liability of any Restricted Entity incurred in the ordinary course of business in respect of, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families, self-insurance, premium finance or other insurance-related obligations or take-or-pay obligations in supply contracts;

(x) the incurrence by any Restricted Entity of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds, so long as such Indebtedness is satisfied within five (5) Business Days;

(xi) Indebtedness arising from agreements of any Restricted Entity providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary otherwise permitted under this Agreement;

(xii) the incurrence by any Restricted Entity of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within two hundred and seventy (270) days after the incurrence thereof) all or any part of the purchase price or cost of design, construction, installation or improvement of Property, plant or equipment or other real or personal Property used in the business of a Restricted Entity (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in a principal amount which when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to this clause (xii) since the Issue Date, and the aggregate outstanding principal amount of all Permitted Refinancing Indebtedness thereof, does not exceed the greater of (A) $25.0 million and (B) 2.50% of Total Assets at the time of such incurrence;

(xiii) the incurrence by any Restricted Entity of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding (including the aggregate outstanding principal amount of any Permitted Refinancing Indebtedness thereof) which when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to clause (xii) of Section 10.7(b) since the Issue Date, and the aggregate outstanding principal amount of all Permitted Refinancing Indebtedness thereof, does not exceed the greater of (A) $50.0 million and (B) 5.00% of Total Assets at the time of such incurrence;

(xiv) Indebtedness or Disqualified Stock of a Restricted Entity or preferred stock of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Person was acquired by a Restricted Entity or merged, consolidated or amalgamated with or into a Restricted Entity (other than Indebtedness, Disqualified Stock or Restricted Subsidiary preferred stock incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Entity); provided, however, that on the date that such transaction occurs the Fixed Charge Coverage Ratio would not be less than such ratio immediately before the transaction; and

(xv) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount outstanding pursuant to this clause (xv), including all Permitted Refinancing Indebtedness incurred to renew, refund, extend, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xv), not to exceed $50.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency).

(c) For purposes of determining compliance with this Section 10.7, (i) the outstanding principal amount of any particular Indebtedness shall be counted only once and any Obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, (ii) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) of Section 10.7(b) above, or is entitled to be incurred pursuant to Section 10.7(a), the Company in its sole discretion will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later classify, reclassify or divide all or a portion of such item of Indebtedness, in any manner that complies with this Section 10.7, and (iii) intercompany indebtedness owing from one Restricted Entity to another and complying with clause (v) of Section 10.7(b) shall be disregarded in computing the Fixed Charge Coverage Ratio.  Indebtedness under Credit Facilities outstanding on the Issue Date shall initially be deemed to have been incurred on such date in reliance on the exceptions provided by clauses (i) and (ii) of Section 10.7(b), as applicable. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 10.7.

Notwithstanding any other provision of this Section 10.7, the maximum amount of Indebtedness any Restricted Entity may incur pursuant to this Section 10.7 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(d) The amount of any Indebtedness outstanding as of any date shall be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person so secured.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of this Section 10.7, Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under this Section 10.7 will not be considered incremental Indebtedness.

(e) Notwithstanding Section 10.7(a) and Section 10.7(b), no Restricted Entity other than the Company and Guarantors shall incur any Indebtedness (other than to the Company or a Guarantor) if (i) the aggregate then outstanding amount (determined without giving effect to any changes, write-ups or write-downs in value but net of any reduction in the amount of such Investment resulting from payments, dividends, sales or other distributions in respect thereof) of Investments of the Company and Guarantors in such Restricted Entity made after the Issue Date exceeds the greater of (A) $25.0 million and (B) the 2.50% of Total Assets at the time of such incurrence and (ii) after giving effect to the incurrence of such Indebtedness, the aggregate outstanding principal amount of Indebtedness of such Restricted Entity (other than to the Company or a Guarantor) shall exceed the greater of (x) $25.0 million and (y) 2.50% of Total Assets at the time of such incurrence.

(f) Notwithstanding the foregoing, no Restricted Entity will incur Secured Indebtedness in an amount at any one time outstanding (measured at the time of each incurrence) in excess of the Secured Leverage Cap; provided that the Restricted Entities may incur Secured Indebtedness under clause (i) of Section 10.7(b) and Foreign Subsidiaries may incur Secured Indebtedness under clause (xv) of Section 10.7(b) in an aggregate principal amount outstanding not to exceed $20.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) without giving effect to the foregoing limitation.

Section 10.8.       Limitation on Restricted Payments.  (a) Each Restricted Entity will not, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of such Restricted Entity’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving such Restricted Entity) or to the direct or indirect holders of such Restricted Entity’s Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of such Restricted Entity and (B) dividends or distributions by a Restricted Entity to its parent Restricted Entity);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving such Restricted Entity) any Equity Interests of such Restricted Entity or any direct or indirect parent of such Restricted Entity (other than (A) in exchange for Equity Interests (other than Disqualified Stock) of such Restricted Entity or (B) from its parent Restricted Entity);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Restricted Entity that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Permitted Debt), except a payment of interest or principal at the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 10.7(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Restricted Entities since the Issue Date (including only those Restricted Payments permitted by clauses (i), (iv) (but only to the extent of one-half of the amounts paid pursuant to clause (iv)), (vi)(B), (vii), (viii) and (x) of Section 10.8(b)), is less than the sum, without duplication, of:

(1) 50.00% of the Consolidated Net Income of Cayman Holdco for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Cayman Holdco’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.00% of such deficit); plus

(2) 100.00% of the aggregate net cash proceeds and the Fair Market Value of securities and other assets used or useful in a Permitted Business or the Capital Stock of a Person engaged in a Permitted Business received (x) by the Restricted Entities since the Issue Date from the issue or sale of Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (including such net cash proceeds received in connection with any such conversion or exchange) (excluding Equity Interests (or Disqualified Stock or debt securities) issued or sold to a Restricted Entity), or (y) by any Restricted Entity as a contribution to its common equity capital, provided that in giving effect to this clause (2) no sale of Equity Interests or contribution of capital shall generate duplicative credit amounts pursuant to this clause in the event the proceeds thereof are transferred among the Restricted Entities; plus

(3) the net reduction in any Restricted Investment that was made after the Issue Date resulting from cash payments of interest on Indebtedness, dividends, repayments of loans or advances, or releases of guarantees, in each case to a Restricted Entity and to the extent not included in Consolidated Net Income of Cayman Holdco for such period, plus

(4) to the extent that any Unrestricted Subsidiary of any Restricted Entity is redesignated as a Restricted Subsidiary, or merges, amalgamates or consolidates with or into, or transfers or conveys its assets to, or is liquidated into, a Restricted Entity, the Fair Market Value of the Restricted Entities’ Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(5) the net proceeds received by any Restricted Entity from the sale or other disposition of Restricted Investments to the extent not included in Consolidated Net Income of Cayman Holdco for such period, provided that the sum of all amounts added pursuant to this clause (5) shall not exceed the aggregate initial amount of all such Restricted Investments that have been made since the Issue Date; plus

(6) the amount by which Indebtedness of the Restricted Entities is reduced on Cayman Holdco’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness incurred after the Issue Date into or for Capital Stock (other than Disqualified Stock); plus

(7) the Fair Market Value of any Restricted Investment of a Restricted Entity in a Person that becomes a Restricted Subsidiary after the date of this Agreement;

provided, however, that for purposes of computing the amount of Restricted Payments of the character described in clauses (i), (ii) or (iii) of Section 10.8(a) which may be made there shall be included in the sum computed in accordance with clause (C) of Section 10.8(a), in respect of distributions received by the Restricted Entities from Unrestricted Subsidiaries on or after the Issue Date,  not more than (i) 50.00% of the excess, if any, of (x) the aggregate amount (or Fair Market Value, if other than cash) of distributions received by the Restricted Entities from Unrestricted Subsidiaries on or after the Issue Date over (y) the aggregate amount (or Fair Market Value, if other than cash) of Investments made by the Restricted Entities in Unrestricted Subsidiaries on or after the Issue Date, less (ii) the amount of distributions made pursuant to subclause (A) of clause (ix) of Section 10.8(b).

(b) So long as no Default has occurred and is continuing or would be caused thereby (except as to clauses (i), (ii), and (vi) below, where such restriction shall not apply), the preceding provisions shall not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment by any Restricted Entity in exchange for, or out of, the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of such Restricted Entity) of Equity Interests (other than Disqualified Stock) of, or from a substantially concurrent capital contribution to, such Restricted Entity; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(2) of Section 10.8(a);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of a Restricted Entity that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Entity held by any current or former officer, director, employee or consultant of any Restricted Entity (A) upon the death, disability or termination of employment of such director, officer, employee or consultant or (B) to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not in any fiscal year exceed $10.0 million; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed (1) the net cash proceeds from the issue or sale after the Issue Date of Equity Interests of any Restricted Entity to any directors, officers, employees or consultants of a Restricted Entity (to the extent that the net cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (a)(iv)(C) of Section 10.8 or clause (ii) of this Section 10.8(b)) plus (2) the net cash proceeds of key man life insurance policies received by any Restricted Entity after the Issue Date that are used for such purposes (and not previously applied to the payment of prior Restricted Payments under this clause (iv));

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of a Restricted Entity issued on or after the Issue Date in accordance with Section 10.7(a);

(vi) (A) the repurchase of Equity Interests deemed to occur upon the cashless exercise of stock options, warrants, convertible or exchangeable securities or other similar Equity Interests if such Equity Interests represent payment of a portion of the exercise or exchange price of such options, warrants, convertible or exchangeable securities or other similar Equity Interests; and (B) payments to fund the purchase by any Restricted Entity of fractional shares arising out of stock dividends, splits or combinations or business combinations to the extent not exceeding $500,000 since the Issue Date;

(vii) the repurchase of any subordinated Indebtedness, Disqualified Stock or other securities of any Restricted Entity at a purchase price not greater than 101.00% of the principal amount of such subordinated Indebtedness, Disqualified Stock or other securities in the event of a Change of Control pursuant to a provision similar to Section 9.8; provided that prior to consummating any such repurchase, the Company (or a third person) has made any Change of Control Offer required by this Agreement and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

(viii) the repurchase of any subordinated Indebtedness, Disqualified Stock or other securities of any Restricted Entity at a purchase price not greater than 100.00% of the principal amount of such subordinated Indebtedness, Disqualified Stock or other securities in the event of an Asset Sale pursuant to a provision similar to Section 10.10; provided that prior to consummating any such repurchase, the Company (or a third person) has made the Asset Sale Offer required by this Agreement and has repurchased all Notes validly tendered for payment in connection with such Asset Sale Offer;

(ix) (A) the distribution, as a dividend or otherwise, of (1) Equity Interests in, or (2) Indebtedness owed to such Restricted Entity by, or (3) assets or properties of, or (4) dividends received directly or indirectly from, or (5) proceeds of the sale or other disposition of, Unrestricted Subsidiaries (including China JV Holdco), and (B) the making of any Investment with (or with the proceeds of collection or disposition of) such shares, Indebtedness, assets, properties, dividends or other proceeds, provided that distributions of the nature described in subclause (A) of this clause (ix) may be made pursuant to this clause (ix) only to the extent of (1) 50.00% of the excess, if any, of (x) the aggregate amount (or Fair Market Value, if other than cash) of distributions received by the Restricted Entities from Unrestricted Subsidiaries on or after the Issue Date over (y) the aggregate amount (or Fair Market Value, if other than cash) of Investments made by the Restricted Entities in Unrestricted Subsidiaries on or after the Issue Date, less (2) the amount of any Restricted Payments of the type described in clauses (i), (ii) or (iii) of Section 10.8(a) that could not have been made but for the inclusion in the sum computed in accordance with sub-clause (C) of clause (iv) of Section 10.8(a) of distributions received by the Restricted Entities from Unrestricted Subsidiaries on or after the Issue Date; and further provided that payments made to a Restricted Entity pursuant to the Royalty Agreement, or other commercial contracts, agreements or arrangements between China JV and any Restricted Entity, shall not constitute funds or assets subject to this clause (ix);

(x) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date; and

(xi) the exchange by Management Investors who hold Capital Stock of the Company or of any direct or indirect parent of the Company for a substantially equivalent amount of Capital Stock of any other direct or indirect parent entity of the Company.

For the avoidance of doubt, licensing payments and purchases and sales of products and services between and among the Restricted Entities shall not be considered Restricted Payments. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the applicable Restricted Entity, as the case may be, pursuant to the Restricted Payment.

Section 10.9.       Limitation on Liens.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of its Property or assets, now owned or hereafter acquired, unless:

(a) if such Lien secures Indebtedness which is pari passu with the Notes or the Note Guarantees, the Notes or the applicable Note Guarantee are secured on an equal and ratable basis with such Indebtedness; and

(b) if such Lien secures Indebtedness which is contractually subordinated to the Notes, such Lien shall be subordinated to a Lien securing the Notes or the applicable Note Guarantee in the same Property as that encumbered by such Lien to the same extent as such subordinated obligations are subordinated to the Notes and the Note Guarantees, in each case until such time as the applicable Indebtedness is no longer secured by such Lien.

Section 10.10.       Limitation on Asset Sales.  (a) No Restricted Entity will consummate an Asset Sale unless:

(i) the Restricted Entity receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75.00% of the consideration received in the Asset Sale by the Restricted Entity is in the form of cash or Cash Equivalents. Any earn-out or similarly contingent portion of the consideration received in an Asset Sale that is based on the performance of the business or asset or Capital Stock purchased will be excluded from both numerator and denominator in determining whether 75.00% of the consideration is in the form of Cash Equivalents. For purposes of this provision,

(A) each of the following will be deemed to be a Cash Equivalent:

(1) any liabilities, as shown on the most recent balance sheet of Cayman Holdco or any of its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets;

(2) any securities, Notes or other obligations received by the Restricted Entity from such transferee that are converted by the Restricted Entity into cash, to the extent of the cash received in that conversion;

(3) any Designated Noncash Consideration received by the Restricted Entity in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at the time outstanding, not to exceed the greater of (a) $50.0 million at the time of receipt of such Designated Noncash Consideration, with the Fair

Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value and (b) 5.00% of Total Assets; and

(4) any stock or assets of the kind referred to in clauses (ii) or (iv) of Section 10.10(b).

(b) Within three hundred and sixty five (365) days after the receipt of any Net Proceeds from an Asset Sale, the Restricted Entity may apply such Net Proceeds:

(i) to repay Indebtedness of any Restricted Entity, including Indebtedness and other obligations under any Credit Facility, that is senior to or pari passu with the Notes and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, that (except to the extent that such Indebtedness is secured by such Net Proceeds and entitled to payment thereof prior to payment thereof to the holders) if such Indebtedness is pari passu with the Notes, the Company shall make an Asset Sale Offer to all holders of Notes and of such other Indebtedness on an equal and ratable basis;

(ii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business;

(iii) to make one or more capital expenditures otherwise permitted under this Agreement; or

(iv) to acquire other capital assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Restricted Entity may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 10.10(b), or, if prior to the 365th day the Board of Directors of the Company or such Restricted Entity determines not to apply the Net Proceeds as provided for above, such Net Proceeds, will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten (10) days thereof, Restricted Entity will make or cause the Company to make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Agreement with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100.00% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess

Proceeds remain after consummation of an Asset Sale Offer, the Restricted Entity may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) Within fifteen (15) Business Days after the Restricted Entity is obligated to make or cause to be made an Asset Sale Offer as described in Section 10.10(c), the Restricted Entity shall send or shall cause to be sent a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Restricted Entity and the Guarantors as the Restricted Entity in good faith believes shall enable such holders to make an informed decision with respect to such Asset Sale Offer.  Such notice shall state, among other things, the purchase price and the purchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than twenty (20) Business Days nor later than sixty (60) Business Days from the date such notice is mailed.

(e) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the holders of the Notes as provided in Section 10.10(d), the Restricted Entity shall deliver or shall cause to be delivered to the holders of Notes an Officer’s Certificate as to (i) the amount of the Asset Sale Offer (the “Offer Amount”), (ii) the allocation of the Net Proceeds from the Asset Sale pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of this Section 10.10.  Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Restricted Entity shall deliver or shall cause to be delivered to the Company for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Restricted Entity or the Company, as applicable.  The Company shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price.(f) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Restricted Entity or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date.  Holders shall be entitled to withdraw their election if the Restricted Entity receives not later than one (1) Business Day prior to the Purchase Date a facsimile transmission, electronic mail or letter setting forth the name of the holder, the principal amount of the Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Note purchased.  If at the expiration of the Offer Period the aggregate principal of Notes surrendered by holders exceeds the Offer Amount, the Restricted Entity shall select the Notes to be purchased on pro rata basis for all Notes (with such adjustments as may be deemed appropriate by the Restricted Entity so that only Notes in denominations of $2,000, or integral multiples thereof, shall be purchased).  Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(g) A Note shall be deemed to have been accepted for purchase at the time the Company mails or delivers payment therefor to the surrendering holder.

(h) The Restricted Entity shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 9.8 or this Section 10.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 9.8 or this Section 10.10 by virtue of such compliance.

Section 10.11.       Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries.  (a) Each Restricted Entity shall not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of such Restricted Entity to:

(i) pay dividends or make any other distributions on its Capital Stock to a Restricted Entity that holds such stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any Restricted Subsidiary of Cayman Holdco, provided that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(ii) make loans or advances to the Company or any Restricted Subsidiary of Cayman Holdco; or

(iii) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary of Cayman Holdco.

In addition, each Restricted Entity will not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Restricted Entity or its Restricted Subsidiaries to make any Investment in the Company or to make any payment to any other Restricted Entity necessary to effectuate any such Investment.

(b) However, the restrictions in Section 10.11(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements or instruments (including agreements or instruments governing Existing Indebtedness and Credit Facilities) as in effect on the Issue Date, and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

(ii) Credit Facilities, provided that the encumbrances or restrictions contained therein are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Issue Date or in this Agreement as in effect on the Issue Date;

(iii) this Agreement, the Notes and the Note Guarantees;

(iv) applicable law, rule, regulation or order;

(v) Hedging Obligations entered into from time to time creating restrictions of the nature described in clause (iii) of Section 10.11(a);

(vi) any instrument of a Person acquired or assumed by any Restricted Entity as in effect at the time of such acquisition or assumption (except to the extent such instrument was created, executed, incurred or assumed, as the case may be, in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such instrument at the time of such acquisition or assumption, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the Property or assets of the Person, so acquired, provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vii) customary non-assignment provisions in leases, contracts and licenses or other contracts and agreements entered into in the ordinary course of business;

(viii) purchase money obligations for Property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the Property purchased or leased of the nature described in clause (iii) of Section 10.11(a);

(ix) any agreement for the sale or other disposition of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(x) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions, than those contained in the agreements governing the Indebtedness being refinanced;

(xi) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 10.9 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xii) provisions limiting the disposition or distribution of assets or Property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of such Restricted Entity’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xiii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiv) any Permitted Investment that imposes restrictions on the use of proceeds of such Permitted Investment or on distributions from the assets of the investee;

(xv) any mortgage financing or mortgage refinancing that imposes restrictions on the real property securing such Indebtedness; and

(xvi) any agreement governing Indebtedness permitted to be incurred pursuant to Section 10.7; provided that the provisions relating to dividends and other payment restrictions contained in such agreements, taken as a whole, are not materially more restrictive as determined by the Board of Directors of the Company than the provisions contained in the Credit Facilities, or in this Agreement, in each case as in effect on the Issue Date.

Section 10.12.       Payments for Consent.  The Restricted Entities will not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 11.   Events of Default.

Each of the following is an “Event of Default”:

(a) default for thirty (30) days in the payment when due of interest, if any, on the Notes;

(b) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(c) failure by any Restricted Entity for sixty (60) days after written notice of Default to the Company specifying such failure from the holders of at least 25.00% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Agreement (except in the case of a Default with respect to Section 10.2, which will constitute an Event of Default ten (10) days after such notice);

(d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by any Restricted Entity (or the payment of which is guaranteed by any Restricted Entity), whether such Indebtedness or Guarantee now exists, or is created after the date hereof, if that default:

(i) is caused by a failure to pay principal at final maturity on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(e) Failure by any Restricted Entity to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million to the extent such judgment is not covered by insurance or is in excess of insurance coverage, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(f) except as expressly permitted by this Agreement, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(g) Cayman Holdco, the Company, any Affiliate Guarantor or any of their respective Restricted Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary insolvency proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary insolvency proceeding or consents to its dissolution or winding-up;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its Property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) takes any comparable action under any foreign laws relating to insolvency;

provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary, other than as part of a credit reorganization, will not constitute an Event of Default under this clause (g); or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary in an involuntary insolvency proceeding;

(ii) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its Property; or

(iii) orders the winding up, liquidation or dissolution of the Company or any Significant Subsidiary;

or grants any similar relief under any foreign laws; and in each such case the order or decree remains unstayed and in effect for ninety (90) days.

Section 12.   Remedies on Default, Etc.

Section 12.1.       Acceleration of Maturity; Rescission.  (a) In the case of an Event of Default arising from Section 11(g) or (h) with respect to the Company, any Affiliate Guarantor or any Restricted Subsidiary of the Company or such Affiliate Guarantor that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the holders of at least 25.00% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company (an “Acceleration Notice”).

(b) In the event of an Acceleration Notice because an Event of Default described in Section 11(d) has occurred and is continuing, the Acceleration Notice will be automatically annulled if the Payment Default or other Default triggering such Event of Default pursuant to Section 11(d) shall be remedied or cured or waived by the holders of the relevant Indebtedness within sixty (60) days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 12.2.       Other Remedies.

If an Event of Default occurs and is continuing, subject to Section 12.4 and 12.5, any holder of any Notes then outstanding may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement and may take any necessary action to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

Any recovery of judgment shall, after provisions for the payment of the reasonable compensation, expenses, disbursements of any holder of Notes then outstanding and their respective counsel, be for the ratable benefit of the holders of the Notes in respect of which such judgment has been recovered.  A delay or omission by the Purchasers or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative, to the extent permitted by law.  Any costs associated with actions taken by any holder under this Section 12.2 shall be reimbursed to such holder by the Company.

Section 12.3.       Waiver of Past Defaults and Events of Default.  The holders of a majority in principal amount of Notes at the time outstanding by notice to the Company may on behalf of the holders of all the Notes rescind an acceleration or waive any existing Default and its consequences under this Agreement, except a continuing Default in the payment of interest or premium, if any, on, or the principal of, the Notes.  In the case of any such waiver, the Company, the Purchasers and any other holders of Notes shall be restored to their former positions and rights under this Agreement, respectively; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 12.4.       Control by Majority.  The holders of at least 66.67% in principal amount of the then outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Purchasers, subject to certain exceptions.

Section 12.5.       Limitation on Suits.  Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of Notes may pursue any remedy with respect to this Agreement or the Notes unless:

(a) such holder has previously given the Company and the other holders of the Notes then outstanding notice that an Event of Default is continuing;

(b) holders of at least 25.00% in aggregate principal amount of the then outstanding Notes have agreed to pursue the remedy;

(c) such holders have offered each of the other holders of the Notes then outstanding security or indemnity reasonably satisfactory to it against any loss, liability or expense; and

(d) holders of at least 66.67% in aggregate principal amount of the then outstanding Notes have not given such holders a direction inconsistent with the pursuit of such remedy.

Section 12.6.       No Personal Liability of Directors, Officers, Employees and Stockholders.  No past, present or future director, officer, employee, incorporator, agent, member, manager, stockholder or Affiliate of any Restricted Entity, as such, shall have any liability for any obligations of any Restricted Entity under the Notes, this Agreement, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.7.       Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Agreement, the right of any holder of a Note to receive payment of the principal of or premium, if any, or interest, if any, on such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes shall not be impaired or affected without the consent of the holder.

Section 12.8.       Collection Suit by the Purchasers.  If an Event of Default in payment of principal, premium or interest specified in Section 11(a) or (b) occurs and is continuing, any holder of any Notes then outstanding may recover judgment in its own name and on behalf of each of the other Purchasers and holders of Notes against the Company or any Guarantor (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid.

Section 12.9.       Priorities.  If any holder of any Notes then outstanding collects any money pursuant to this Section 12, it shall pay out the money in the following order:

FIRST:  to reimburse such holder of Notes then outstanding for any expenses related to bringing and maintaining a proceeding pursuant to this Section 12;

SECOND:  to holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

THIRD:  to the Company or, to the extent the holder of Notes then outstanding collects any amount from any Guarantor, to such Guarantor.

The holders of at least a majority in aggregate principal amount of the Notes then outstanding may collectively fix a record date and payment date for any payment to holders pursuant to this Section 12.9.

Section 12.10.       Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 12.10 does not apply to a suit by a holder pursuant to Section 12.7 or a suit by holders of more than 10.00% in principal amount of the Notes then outstanding.

Section 13.   Registration; Exchange; Substitution of Notes.

Section 13.1.       Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.       Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $500,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.       Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original purchaser of a Note or another holder of a Note with a minimum net worth of at least the value of the lost, stolen or destroyed Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.   Payments on Notes.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14 to any direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.

Section 15.   Expenses, Etc.

Section 15.1.       Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees of a single U.S. counsel, and a single counsel in each other applicable jurisdiction, for the Purchasers as a group) incurred by the Purchasers  in connection with such transactions and the issuance of the Notes.  The Company will pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Purchasers and each other holder of a Note in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective) and in connection with the enforcement of the terms and conditions hereof and of the Notes, including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).  It is understood, however, that except as provided in this Section 15.1 hereof, the Purchasers will pay all their own costs and expenses, including the fees of their counsel.

Section 15.2.       Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 16.   Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof, including the Commitment Letter.

Section 17.   Modification and Waiver.

Section 17.1.       Without Consent of Holders.  Without the consent of any holder of Notes, the Company, the Guarantors and the Purchasers may amend or supplement this Agreement, the Notes or the Notes Guarantees, and the Purchasers agree to so reasonably amend or supplement this Agreement, the Notes or the Notes Guarantee upon the reasonable request of the Company:

(a) to provide for the assumption of the Company’s or any Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, when required under this Agreement;

(b) to comply with Section 10.2;

(c) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under this Agreement of any such holder;

(d) to allow a new Guarantor to become party hereto; or

(e) to amend this Agreement as necessary to eliminate the effect of any change in GAAP on the determination or computation of any financial ratio or other test provided for under this Agreement.

Section 17.2.       With Consent of Holders.  (a) Except as provided in Section 17.1 or Section 17.2(b) of this Agreement, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of this Agreement or the Notes may be waived with the consent of the Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than pursuant to Section 9.8 and Section 10.10);

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration in each case in accordance with and subject to the terms of this Agreement);

(v) make any Note payable in money other than that stated in the Notes;

(vi) make any change in the provisions of this Agreement relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium on, if any, or interest, if any, on the Notes (or the right of each holder to bring suit to enforce such payment);

(vii) waive a redemption payment with respect to any Note (other than a payment required by Section 9.8 or Section 10.10);

(viii) release any Guarantor from any of its Obligations under its Note Guarantee or this Agreement, except in accordance with the terms of this Agreement; or

(ix) make any change to Section 17.1, Section 17.2(a) or this Section 17.2(b).

(c) The consent of the holders of the Notes shall not be necessary to approve the particular form of any proposed amendment.  It shall be sufficient if such consent approves the substance of the proposed amendment.

(d) After an amendment under this Agreement becomes effective, the Company shall mail to each registered holder of the Notes at such holder’s address appearing in the register a notice briefly describing such amendment.  However, the failure to give such notice to all holders of the Notes, or any defect therein, shall not impair or affect the validity of the amendment.

Section 17.3.       Revocation and Effects of Consents.  (a) After an amendment, supplement, waiver or other action becomes effective, a consent to it by a holder of a Note is a continuing consent conclusive and binding upon such holder and every subsequent holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to consent to any amendment, supplement, or waiver.  If a record date is fixed, then, notwithstanding Section 17.3(a), those Persons who were holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be holders after such record date.  No such consent shall be valid or effective for more than ninety (90) days after such record date unless the consent of the requisite number of holders has been obtained.

Section 17.4.       Notation on Exchange of Notes.  If an amendment, supplement or waiver changes the terms of a Note, the Company shall request the holder of the Note (in accordance with the specific written direction of the Company) to deliver it to the Company.  In such case, the Company shall place an appropriate notation on the Note about the changed terms and return it to the holder.  Alternatively, if the Company so determines, the Company in exchange for the Note shall issue, the Guarantors shall endorse and the Company shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 18.   Notices.

All notices and communications provided for hereunder, unless otherwise specified, shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Company’s Secretary or at such other address as the Company shall have specified to the holder of each Note in writing.

Section 19.   Guarantee of Securities.

Section 19.1.       Note Guarantee.  The Guarantors, fully and unconditionally, jointly and severally, on an unsecured senior basis, guarantee to each holder (a) the due and punctual payment of the principal of, premium (if any) and interest on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Notes, to the extent lawful, and the due and punctual payment of all other obligations and due and punctual performance of all obligations of the Company to the holders all in accordance with the terms of such Note and this Agreement, and (b) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise.  Each Guarantor agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or this Agreement, any failure to enforce the provisions of any such Note and this Agreement, any waiver, modification or indulgence granted to the Company with respect thereto by the holder of such Note, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Guarantor.

Each Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Note Guarantee shall not be discharged as to any such Note except by payment in full of the principal thereof, premium (if any) and interest thereon.  Each Guarantor hereby agrees that, as between such Guarantor, on the one hand, and the holders, on the other hand, (i) to the extent lawful in an applicable jurisdiction, the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 12 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 12, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Note Guarantee.

The Note Guarantee of any Guarantor may be released pursuant to Section 19.3, in connection with the cessation of corporate existence of such Guarantor permitted under Section 9.5, or in accordance with the applicable provisions of Section 10.2.

The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of any holder under the Note Guarantees.

Section 19.2.       Execution and Delivery of Note Guarantee.  To further evidence the Note Guarantee set forth in Section 19.1, each Guarantor hereby agrees, on the Issue Date, that a notation of such Note Guarantee, substantially in the form included in Exhibit 19.2 hereto, shall be endorsed on each Note authenticated and delivered by the Company on the Issue Date and such Note Guarantee shall be executed by either manual or facsimile signature of an Officer of each Guarantor.  The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 19.1 shall be in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer of a Guarantor whose signature is on this Agreement or a Note Guarantee no longer holds that office at the time the Company authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Guarantor’s Note Guarantee of such Note shall be valid nevertheless.

The delivery of any Note by the Company, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Agreement on behalf of the Guarantor.

Section 19.3.       Release of Guarantors.  The Note Guarantee of a Guarantor shall be released:

(a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Entity, if the sale or other disposition does not violate the provisions of Section 10.2 or 10.10, unless the transferor Guarantor remains a Restricted Entity;

(b) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Entity, if the sale or other disposition does not violate Section 10.10 and the Guarantor ceases to be a Restricted Subsidiary of Cayman Holdco as a result of the sale or other disposition;

(c) when any Restricted Subsidiary that is a Guarantor is designated to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement; and

(d) in connection with a Public Equity Offering by a Restricted Entity, if the Guarantor is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of such Restricted Entity (or one or more Restricted Entities that are not engaged in any business in any material respect other than incidental to their ownership, directly or indirectly, of the capital stock of such Restricted Entity);

and in each such case, the Company has delivered to the holders of Notes then outstanding an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

In addition, in the event a Guarantor becomes a Guarantor solely because it Guarantees other Indebtedness, then upon the full and unconditional release of the Guarantee of such other Indebtedness (provided, that the holders of Notes then outstanding are given ninety (90) days written notice of such other release), then the Note Guarantee of such Guarantor shall also be released.  In the event the Guarantee of a Guarantor with respect to the Existing Notes is released pursuant to the penultimate paragraph of Section 10.03 of the Existing Notes Indenture, without the consent of the holders of the Existing Notes, then the Note Guarantee of such Guarantor shall also be released.

Each holder of Notes then outstanding shall execute any documents reasonably requested by either the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Note Guarantee endorsed on the Notes and under this Section 19.

Section 19.4.       Waiver of Subrogation.  Until all the obligations under the Notes and the Note Guarantees are satisfied in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Note Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other Property or by set-off or in any other manner, payment or Note on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders of the Notes, and shall forthwith be paid to the Company for the benefit of such holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Agreement.  Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 19.4 is knowingly made in contemplation of such benefits.

Section 19.5.       Luxembourgish Limitation.  Notwithstanding anything to the contrary in this Agreement, the aggregate obligations and liabilities of any Guarantor incorporated under the laws of the Grand Duchy of Luxembourg (a “Luxembourg Guarantor”) with respect to any joint and several liability and the granting of any Note Guarantee under this Agreement, (a) shall not include any payment which, if made, would either constitute a misuse of corporate assets as defined under article 171-1 of the Luxembourg law of 10 August 1915 governing commercial companies, as amended (“LCC”), (b) shall not amount to prohibited financial assistance as provided in article 49-6 of the LCC, (c) shall not exceed the Luxembourg Guarantor’s financial capacity, (d) shall only be granted to the extent it is in the Luxembourg Guarantor’s corporate interest and (e) to the extent the Luxembourg Guarantor would not fall into bankruptcy should the Note Guarantee be called upon.

Section 19.6.       German Limitation  (a) The right to enforce any Note Guarantee under this Agreement with respect to a Guarantor incorporated in Germany as a limited liability company (GmbH) (a “German GmbH Guarantor”), or as a limited partnership (Kommanditgesellschaft) with a limited liability company as sole general partner (GmbH & Co. KG) (the “German GmbH & Co. KG Guarantor,” together with any German GmbH Guarantor hereinafter referred to as a “German Guarantor”) shall to the extent that such Note Guarantee secures liabilities of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG Aktiengesetz) of that

German Guarantor (other than the German Guarantor’s (direct or indirect) Subsidiaries) at all times be limited to an amount equal to that German Guarantor’s, or, in the case of a GmbH & Co. KG Guarantor, its general partner’s, assets (to be calculated in accordance with Section 266 sub-section (2) A, B and C of the German Commercial Code (HGB Handelsgesetzbuch)) less the sum of (i) the German Guarantor's liabilities (to be calculated in accordance with Section 266 sub-section (3) B, C and D of the German Commercial Code), and (ii) the stated share capital (Stammkapital) of the German Guarantor or, in the case of a German Guarantor in the legal form of GmbH & Co. KG, its general partner (the “Net Assets”), provided that the enforcement of the Guarantee would cause a violation of Sections 30, 31 of the German Limited Liability Companies Act (GmbHG Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

(b) For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor, or, in case of a German GmbH & Co. KG Guarantor, its general partner, after the date hereof (excluding any such increase of stated share capital permitted pursuant to any other agreement to which each of the Purchasers and the relevant German Guarantor are a party) (1) that has been effected without the prior written consent of each of the Purchasers not to be unreasonably withheld, (2) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or (3) to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(ii) loans and contractual liabilities incurred in violation of the provisions of the Agreement shall be disregarded; and

(iii) loans provided to the German Guarantor by any other Guarantor shall be disregarded if such loans are considered subordinated pursuant to Section 39 para. 1 No. 5 of the German Insolvency Code (InsO Insolvenzordnung) (whether insolvency proceedings over the assets of the German Guarantor (or as the case may be, its general partner) have been opened or not).

(c) In addition, each German Guarantor, and, in case of a German GmbH & Co. KG Guarantor, its general partner, shall, for the purposes of determining the Net Assets, realize, to the extent legally permitted and commercially justifiable with respect to the cost and efforts involved, in a situation where such German Guarantor, and, in the case of a German GmbH & Co. KG Guarantor, its general partner, does not have sufficient Net Assets to maintain its stated share capital, any and all of its assets that are shown in the balance sheet of the German Guarantor, or, in case of a German GmbH & Co. KG Guarantor, its general partner, with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for such German Guarantor’s, and, in the case of a German GmbH & Co. KG Guarantor, its general partner's, business, (betriebsnotwendig) (the “Realizable Assets”).

(d) No Purchaser or holder of Notes shall enforce this Note Guarantee against the relevant German Guarantor before the Net Assets (as determined in accordance with clauses (a), (b) and (c) of this Section 19.6), i.e., the amounts which may be claimed against a relevant

German Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner, have been determined in accordance with the following further procedure:

(i) following a notification by each of the Purchasers to the relevant German Guarantor of its intention to enforce this Note Guarantee such German Guarantor shall notify the Purchasers in writing within ten (10) Business Days of such notification of the Net Assets (the “Management Determination”). If the Purchasers disagree with this Management Determination such German Guarantor, acting reasonably, shall engage at its expense a firm of auditors of international standard and repute which shall proceed to audit the relevant German Guarantor with a view to investigating such German Guarantor’s Net Assets (the “Auditors’ Determination”) until the end of the calendar month in which the firm of auditors has been engaged and the German Guarantor shall give notice of such engagement to the Purchasers. Each relevant German Guarantor shall render any and all reasonable assistance requested by the auditors for the purposes of facilitating the Auditors’ Determination and shall allow full access to and inspection of its books and any other necessary documents.

(ii) The Auditors’ Determination of the Net Assets shall take into account, in addition to the terms set forth in clauses (a), (b) and (c) of this Section 19.6, the generally accepted accounting principles applicable in Germany and be based on the same principles that were applied when establishing the previous year’s balance sheet.

(iii) The amount specified in the relevant Auditors’ Determination pertaining to the relevant German Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner, shall be up to date and in any event such Auditors’ Determination shall have been prepared as of a date falling within the period commencing fifteen (15) Business Days prior to the date of the commencement of any enforcement action.

(iv) The Purchasers may proceed to enforce this Note Guarantee granted by the relevant German Guarantor, if and to the extent that (A) the German Guarantor has not provided the Management Determination within the ten (10) Business Days period or (B) an Auditors’ Determination cannot be obtained within thirty (30) Business Days following notice by the Purchasers to the relevant German Guarantor that it disagrees with its Management Determination. The maximum amount that may be claimed against such relevant German Guarantor in those circumstances will be the amount determined by such Purchaser in good faith acting reasonably by reference to the most recent financial statements delivered in respect of the relevant German Guarantor under this Note Guarantee and, based on such determination by the Purchasers, the payment of which would not result in such German Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner, having insufficient assets to maintain its stated share capital. For the purpose of calculating such amount, the adjustments referred to in clause (b) of this Section 19.6 will be made to the most recent financial statements delivered as aforesaid.

(e) The limitations set forth in clause (a) of this Section 19.6 shall not apply to any amounts due and payable under this Note Guarantee which relate to funds which have been on-

lent to the German Guarantor or to any of its (direct or indirect) Subsidiaries and are still outstanding.

(f) Regardless of the provisions set forth in this Section 19.6, the enforcement of this Note Guarantee into Liquid Assets shall be, at the date hereof and at any time hereafter until the full and complete payment of any and all obligations guaranteed by this Note Guarantee, be limited to the extent that such enforcement would result (i) in a violation of the prohibition of an intervention threatening the corporate existence of the German Guarantor (existenzvernichtender Eingriff) and (ii) such violation would result from a Liquidity Impairment:

(A) For the purpose of this Section 19.6(f) the fact that enforcement would result in a violation of the prohibition of an intervention threatening the corporate existence of the German Guarantor (existenzvernichtender Eingriff) shall be proven by the German Guarantor to the satisfaction of the Purchasers, acting reasonably and taking into account the then current jurisprudence of the German Federal Court of Justice (Bundesgerichtshof).

(B) For the purposes of this Section 19.6(f) “Liquidity Impairment” means that the German Guarantor would, subject to subparagraph (C) below, if this Note Guarantee were enforced, not be able to fulfill its financial obligations which the German Guarantor owes to its creditors and which (1) are due at the time of a notification by the Purchasers to the relevant German Guarantor of its intention to enforce the Guarantee (the “Demand”), or (2) will become due within a period of thirty (30) calendar days following such Demand (the “Relevant Period”).

(C) For the purposes of determining whether a Liquidity Impairment occurs all liquid assets (i.e., cash, amounts standing to the credit of bank accounts and securities standing to the credit of securities accounts (“Liquid Assets”)) of the German Guarantor (including Liquid Assets the German Guarantor is due to receive within the Relevant Period) and Realizable Assets shall be taken into account.

(D) These limitations shall only apply if and to the extent that within ten (10) Business Days following a Demand, the managing director(s) on behalf of such German Guarantor has (have) confirmed in writing to the Purchasers to what extent the enforcement of this Note Guarantee results in a Liquidity Impairment and such confirmation is supported by evidence reasonably satisfactory to the Purchasers (the “Management Liquidity Impairment Determination”). If the Purchasers disagree with this Management Liquidity Impairment Determination such German Guarantor, acting reasonably, shall engage at its own expense a firm of auditors of international standard and repute which shall proceed to audit the relevant German Guarantor with a view to investigating the amount that would have been necessary on the date of the Demand to prevent the occurrence of a Liquidity Impairment (the “Auditor’s Liquidity Impairment Determination”). Each relevant German Guarantor shall render any and all reasonable assistance requested by the auditors for the purposes of facilitating the Auditors’ Liquidity Impairment Determination and shall allow full access to and inspection of its books and any other necessary documents.

(E) Each of the Purchasers may proceed to enforce the Guarantee granted by the relevant German Guarantor, if and to the extent that (1) the German Guarantor has not provided the Management Liquidity Impairment Determination within the ten (10) Business Days period or (2) an Auditors’ Liquidity Impairment Determination cannot be obtained within thirty (30) Business Days following notice by each of the Purchasers to the relevant German Guarantor that it disagrees with its Management Liquidity Impairment Determination. The maximum amount that may be claimed against such relevant German Guarantor in those circumstances will be the amount determined by each of the Purchasers in good faith acting reasonably by reference to the most recent financial statements delivered in respect of the relevant German Guarantor under this Agreement and, based on such determination by each of the Purchasers, the payment of which would not result in a Liquidity Impairment of such German Guarantor.  For the purpose of calculating such amount, the adjustments referred to in clauses (B) and (C) of this Section 19.6(f) will be made to the most recent financial statements delivered as aforesaid.

(g) Regardless of the provisions set forth in this Section 19.6, the enforcement of this Note Guarantee shall be limited to the extent that such enforcement would result in a liability of the managing directors of the German Guarantor, or, as the case may be, the directors of its general partner, in accordance with Section 64 3rd sentence of the German Limited Liability Companies Act due to an illiquidity of the German Guarantor, or, as the case may be, its general partner. The proof of illiquidity caused by the payment or enforcement shall be deemed met, without limitation, in case of a Liquidity Impairment, the occurrence of which is determined as set forth in Section 19.6(f).

(h) If the amount payable under the relevant Guarantee was determined in accordance with Section 19.6(d)(iv) or in accordance with Section 19.6(f)(E), because an Auditors’ Determination could not be obtained as outlined in Section 19.6(d)(iv)(B) or an Auditor’s Liquidity Impairment Determination could not be obtained as outlined in Section 19.6(f)(E)(2), and, in such case, an Auditors’ Determination or an Auditor’s Liquidity Impairment Determination delivered by the relevant German Guarantor to each of the Purchasers within three months after the respective auditor should have been engaged in accordance with Section 19.6(d)(i) or in accordance with Section 19.6(f)(D) confirms that the amount available under the relevant Guarantee granted hereunder at the time of enforcement was less than the amount recovered by each of the Purchasers, each of the Purchasers agrees to release to the relevant German Guarantor an amount of the proceeds equal to the amount by which the recoveries relating to the relevant Guarantee exceeded the amount determined to be available.

(i) No reduction of the amount enforceable under this Note Guarantee in accordance with the above limitations will prejudice the rights of each of the Purchasers to continue enforcing this Note Guarantee (subject always to the operation of the limitations set forth above at the time of such enforcement) until full satisfaction of the guaranteed claims.

Section 19.7.       Polish Limitation. Any Note Guarantee granted or assumed by a Guarantor incorporated or established in Poland (each, a “Polish Guarantor”) shall be limited in accordance with the following rules:

(a) To the extent the liability under such Note Guarantee by a Polish Guarantor is considered a liability (“zobowiązanie”) within the meaning of Article 11, Section 2 of the Polish Bankruptcy and Restructuring Law (as defined below), the liability of each Polish Guarantor under such Guarantee shall be limited to an amount equal, at any time, to the aggregate value of all the assets (aktywa) of such Polish Guarantor at that time less the aggregate value of the liabilities (zobowiązania) of that Polish Guarantor at that time, undertaken in accordance with the provisions of this Agreement, and thus, such liability should not result in the Polish Guarantor's insolvency as defined in Article 11, Section 2 of the Polish Bankruptcy and Restructuring Law. The term “liabilities” as referred to above shall at all times exclude the Polish Guarantor’s liability under such Note Guarantee but shall include any other obligations (secured and unsecured) of the Polish Guarantor, including any other off-balance sheet obligations of the Polish Guarantor.

If at any time the Polish Guarantor or the Purchasers request to calculate the amount of the liability of the Polish Guarantor under such Note Guarantee under this Agreement, such amount will be calculated as of the date of the financial statements mentioned below, pursuant to the following formula:

G = A - L, where:

“G”            means Polish Limitation Amount,

“A”            means all assets (aktywa) of the relevant Polish Guarantor in the value recorded in (i) its latest annual unconsolidated financial statements made available to the Purchasers or, if they are more up-to-date, in (ii) its latest interim unconsolidated financial statements made available to the Purchasers within fifteen (15) Business Days following its request made in accordance with this Agreement or without such request (i.e., at the Polish Guarantor’s own motion);

“L”            means all liabilities (zobowiązania) of the relevant Polish Guarantor existing on the date hereof and, henceforth, undertaken in accordance with the provisions of this Agreement recorded in the pertinent financial statements referred to in the definition of "A" above and used for the purpose of determination of the value of assets (aktywa) of that Polish Guarantor. The term “liabilities” shall at all times exclude the Polish Guarantor’s liabilities under this Guarantee but shall include any other obligations (secured and unsecured) of the Polish Guarantor, including any other off-balance sheet obligations of the Polish Guarantor;

The amount of the liability of the Polish Guarantor under such Note Guarantee calculated pursuant to the above formula shall remain binding for the purpose of any claim(s) made against the Guarantor under the Note Guarantee (in case any such claim(s) is made) after the date of the financial statements made available to the Purchasers for the purpose of the above calculation and prior to the date of the new financial statement made available in accordance with the above provisions.

The limitation in this sub-paragraph (a) will not apply if at least one of the following circumstances occurs:

(i) the aggregate value of the liabilities of the Polish Guarantor (other than those under the Note Guarantee) exceeds the aggregate value of the assets thereof thus resulting in the Polish Guarantor’s insolvency within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law dated 28 February 2003 (Journal of Laws No. 60, item 535, as amended) (the “Polish Bankruptcy and Restructuring Law”); or

(ii) Polish law is amended in such a manner that (A) a debtor whose liabilities exceed the value of its assets is no longer deemed insolvent (niewypłacalny) as provided for in Article 11, Section 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Agreement) or that (B) the insolvency (niewypłacalność) of a debtor within the meaning of Article 11, Section 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Agreement) no longer gives grounds for the declaration of its bankruptcy (ogłoszenie upadłości).

(b)  Additionally to the provisions of paragraph (a) above, each Polish Guarantor which is a limited liability company (“Sp. z o.o.”) has the right to refrain from making a payment under its Note Guarantee in the event and to the extent that such payment would result in a reduction of its assets necessary to fully cover its share capital as required under Article 189.2 of the Polish Commercial Companies Code of 15 September 2000 (Kodeks spółek handlowych, Journal of Laws No. 94, item 1037, as amended).

Section 19.8.       Portuguese and Netherlands Limitation.  Notwithstanding anything to the contrary in this Agreement, the aggregate obligations and liabilities of any Guarantor incorporated under the laws of Portugal (a “Portuguese Guarantor”) or any Guarantor incorporated under the laws of the Netherlands (a “Dutch Guarantor”) with respect to any joint and several liability and the granting of any Note Guarantee under this Agreement shall be deemed not to be incurred by such Portuguese Guarantor or Dutch Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 322 of the Portuguese Companies Code or Section 2:207c of the Dutch Civil Code, respectively, or would cause the principles of corporate (financial) benefit to be transgressed, and the provisions of this Agreement shall in respect of such Portuguese Guarantor or Dutch Guarantor be construed accordingly.

Section 20.   Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company, any Subsidiary or any Guarantor in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary (provided, that the Purchaser did not know or have reason to believe that the party disclosing such information was subject to any confidentiality or fiduciary obligation to the Company, any Subsidiary or any Guarantor) or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, or (iii) any other holder of any Note (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement (provided, for clauses (w) and (x), such Purchaser shall (1) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement for disclosure, (2) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, (3) assist the Company in seeking a protective order or other appropriate remedy and (4) if disclosure is ultimately necessary, disclose only the portion of the information legally required to be disclosed and use commercially reasonable efforts to obtain confidential treatment for such information).  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Notwithstanding anything to the contrary in this Section 20, each Purchaser and any Affiliate thereof may disclose: (a) the type of business in which the Company and its Subsidiaries are engaged; (b) the percentage and fair value of any Notes held by such Purchaser or any Affiliate under this Agreement and the amount of such Notes; and (c) the relationship of such Purchaser or its Affiliates to the Company and its Subsidiaries in respect of this Agreement; provided that no such disclosure shall include, or in any way describe, the sales or earnings results or projections of the Company or any of its Subsidiaries  (except in connection with general statistical summaries or analyses of the portfolio investments that do not specify or identify the Company or any of its Subsidiaries), or any terms of any contracts to which the Company or any of its Subsidiaries is a party or any counterparty thereto and the terms of such contracts.

Section 21.   Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.   Miscellaneous.

Section 22.1.       Successors and Assigns.  This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company, the Guarantors, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No purchaser of any of the Notes from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

Section 22.2.       Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which (a) commercial banks in the City of New York are authorized or required by law to close or (b) the New York Stock Exchange is not open for trading.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 22.3.       Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP.

Section 22.4.       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.       Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one (1) instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7.       Table of Contents, Headings, Etc.  The table of contents, cross-reference sheet and headings of the Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 22.8.       Role of Purchasers.  Each of the Company and the Guarantors acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (b) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company or any of the Guarantors, (c) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company or any of the Guarantors with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company or any of the Guarantors except the obligations expressly set forth in this Agreement and (d) each of the Company and the Guarantors has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each of the Company and the Guarantors agrees that it will not claim that the Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or any of the Guarantors, in connection with such transaction or the process leading thereto.

Section 22.9.       Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.10.       Jurisdiction and Process; Waiver of Jury Trial.  (a) Each of the Company and the Guarantors and the Purchasers agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York and the Company and the Guarantors and the Purchasers agree to submit to the jurisdiction of, and to venue in, such court.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.10(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The

Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.10 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) Each of the Company, the Guarantors and the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 22.11.       Disclosure of Tax Information.  Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) and each of the Guarantors (and each of the Guarantors’ employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company and to any of the Guarantors relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. For this purpose, “tax treatment” means U.S. federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

Section 22.12.       Statements Required in Certificate and Opinion.  Each certificate (other than certificates provided pursuant to Section 7.2) and opinion with respect to compliance by or on behalf of the Company or any Guarantor with a condition or covenant provided for in this Agreement shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, it or he has made such examination or investigation as is necessary to enable it or him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 22.13.       Force Majeure.  In no event shall the Company be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Company shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 22.14.       Time of the Essence.  Time shall be of the essence of this Agreement.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

DRUMET DRAHTSEILE GMBH

By :	/s/ Wolfgang Oswald
Name: Wolfgang Oswald
Title: Managing Director

[Signature Page to Note Purchase Agreement]

WIRECO WORLDGROUP INC.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: President and CEO

WRCA US HOLDINGS INC.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: President and CEO

WRCA, LLC By: WIRECO WORLDGROUP INC

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: President and CEO

WIRECO WORLDGROUP (CAYMAN) INC.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: Director

WRCA DISTRIBUTOR (CAYMAN) LTD.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: Director

[Signature Page to Note Purchase Agreement]

WIRECO WORLDGROUP SALES (CAYMAN) LTD.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: Director

WIRECO WORLDGROUP B.V.
By: WIRECO WORLDGROUP INC.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: Director

OLIVEIRA HOLLAND B.V.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: President, CEO and Director

[Signature Page to Note Purchase Agreement]

1295728 ALBERTA ULC

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: President, Secretary and Director

WIRELINE WORKS PARTNERSHIP, by its duly authorized partner 1295728 Alberta ULC

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: President, Secretary and Director

CASAR DRAHTSEILWERK SAAR GMBH

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: Managing Director

[Signature Page to Note Purchase Agreement]

WRCA PORTUGAL – SOCIEDADE UNIPESSOAL LDA.

By :	/s/ Ira Leslie Glazer
Name: Ira Leslie Glazer
Title: Director

WIRECO WORLDGROUP PORTUGAL HOLDINGS, SGPS. S.A.

By :	/s/ Ira Leslie Glazer
Name: Ira Leslie Glazer
Title: Director

MANUEL RODRIGUES DE OLIVEIRA SÁ & FILHOS, S.A.

By :	/s/ Ira Leslie Glazer
Name: Ira Leslie Glazer
Title: Director

ALBINO, MAIA & SANTOS, UNIPESSOAL, LDA.

By :	/s/ Ira Leslie Glazer
Name: Ira Leslie Glazer
Title: Director

CABOS & LINGAS – SOCIEDADE PORTUGUESA DE COMÉRCIO, UNIPESSOAL, LDA.

By :	/s/ Ira Leslie Glazer
Name: Ira Leslie Glazer
Title: Director

[Signature Page to Note Purchase Agreement]

WIRECO WORLDGROUP COMERCIAL, UNIPESSOAL, LDA

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: Director

[Signature Page to Note Purchase Agreement]

DRUMET LINY I DRUTY SP. Z O.O.

By :	/s/ Brian Block
Name: Brian Block
Title: Attorney-in-fact

[Signature Page to Note Purchase Agreement]

WIRECO WORLDGROUP POLAND HOLDINGS SP. Z.O.O.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: Management Board Member

[Signature Page to Note Purchase Agreement]

WRCA (LUXEMBOURG) HOLDINGS, S.Á R.L.

By :	/s/ J. Keith McKinnish
Name: J. Keith McKinnish
Title: Class A Manager

WRCA FINANCE (LUXEMBOURG) S.Á R.L.

By :	/s/ J. Keith McKinnish
Name: J. Keith McKinnish
Title: Class A Manager

WRCA (LUXEMBOURG) S.Á R.L.

By :	/s/ J. Keith McKinnish
Name: J. Keith McKinnish
Title: Class A Manager

WRCA CANADIAN HOLDINGS (LUXEMBOURG) S.Á R.L.

By :	/s/ J. Keith McKinnish
Name: J. Keith McKinnish
Title: Class A Manager

[Signature Page to Note Purchase Agreement]

WIRECO DUTCH ACQUISITION B.V.

By :	/s/ Ira Glazer
Name: Ira Glazer
Title: Attorney-in-Fact

[Signature Page to Note Purchase Agreement]

Accepted as of the date hereof:

SOLAR CAPITAL LTD.
BLACKROCK KELSO MEZZANINE PARTNERS I, LLC
KCAP FINANCIAL, INC.

SOLAR CAPITAL LTD.

By:	/s/ Brian Gerson
Name:	Brian Gerson
Title:	Authorized Signatory

BLACKROCK KELSO MEZZANINE PARTNERS I, LLC

By:      BKCA Mezzanine Advisors, LLC, its investment manage
By:	/s/ Michael B. Lazar
Name:	Michael B. Lazar
Title:	Authorized Person

KCAP FINANCIAL, INC.

By:	/s/ Dayl Pearson
Name:	Dayl Pearson
Title:	CEO

Schedule A

Information Relating to Purchasers

Name of Purchaser	Amountof Notes to be Purchased

Solar Capital Ltd.	$48,000,000.00
BlackRock Kelso Mezzanine Partners I, LLC	$26,500,000.00
KCAP Financial, Inc.	$ 8,000,000.00
Total	$82,500,000.00

1)   All payments by wire transfer of immediately available funds to:

Solar Capital Ltd.
[Intentionally Omitted]
BlackRock Kelso Mezzanine Partners I, LLC
[Intentionally Omitted]

KCAP Financial, Inc.
[Intentionally Omitted]

with sufficient information to identify the source and application of such funds.

2)   All notices of payments, written confirmations of such wire transfers and all other communications:

Solar Capital Ltd.
500 Park Avenue, 3rd Floor

New York, NY 10022
Attention: Kunal Shah

BlackRock Kelso Mezzanine Partners I, LLC
40 East 52d Street
New York, NY 10022
Attention: Suzanne Harvey

KCAP Financial, Inc.
295 Madison Avenue, 6th Floor
New York, NY 10017
Attention: Patricia Schaupp

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceleration Notice” is defined in Section 12.1.

“Aceros Camesa (Mexico)” means Wire Rope Corporation de México I, S. de R.L. de C.V. or any successor.

“Acquired Debt” means, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset owned or acquired by such specified Person.

“Acquisition Agreement” means the Agreement for the Sale and Purchase of all the Issued Shares in Target, dated as of June 12, 2012, by and among Administratiekantoor Lankhorst B.V., Gramaxo Investimentos SGPS SA, the other Sellers party thereto, WireCo Dutch Acquisition B.V. and CASAR Drahtseilwerk Saar GmbH.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Guarantors” means the Restricted Entities other than the Company and its Restricted Subsidiaries.

“Affiliate Transaction” is defined in Section 10.1.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Premium” is defined in Section 8.2(c).

Schedule B
(to Note Purchase Agreement)

“Asset Sale” means:

(a) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of any Restricted Entity and its Restricted Subsidiaries taken as a whole will be governed by Section 9.8 and/or Section 10.2 and not by Section 10.10; and

(b) the issuance or sale of Equity Interests in (i) a Restricted Subsidiary of the Company or (ii) a Restricted Subsidiary of Cayman Holdco other than any direct or indirect parent of the Company.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(b) a transfer of assets between or among Restricted Entities, subject to Section 10.5;

(c) an issuance or sale of Equity Interests by a Restricted Entity to a Restricted Entity;

(d) the sale, lease, sublease, assignment or other disposition of equipment, products, services, inventory, accounts receivable, or other real or personal property in the ordinary course of business;

(e) the sale or other disposition of Cash Equivalents;

(f) a Restricted Payment that does not violate Section 10.8;

(g) the creation of Liens permitted by this Agreement;

(h) the exchange of assets held by a Restricted Entity for assets held by any Person or entity, provided that (i) the assets received by such Restricted Entity in any such exchange will immediately constitute, be part of, or be used in a Permitted Business by a Restricted Entity; and (ii) any such assets received are of a comparable or greater Fair Market Value or usefulness to the business of the Restricted Entities as a whole to the assets exchanged as determined in good faith by such Restricted Entity;

(i) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(j) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor, know-how and other intellectual property;

(k) any sale, assignment or other disposition of Equity Interests in, assets or properties of, or Indebtedness or other securities of, an Unrestricted Subsidiary (including China JV Holdco), or of the proceeds thereof; and

(l) any Event of Loss.

“Asset Sale Offer” is defined in Section 10.10(c).

“Auditors’ Determination” is defined in Section 19.6(d).

“Auditor’s Liquidity Impairment Determination” is defined in Section 19.6(f).

“Australia JV” means Lankhorst Euronete Australia Pty Ltd., or any successor.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the date hereof. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)       with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)       with respect to a partnership, the board of directors of the general partner of the partnership;

(c)       with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)       with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary (or a person performing a similar function in the case of a non-U.S. entity) of the relevant entity to have been duly adopted by the Board of Directors of such entity and to be in full force and effect on the date of such certification.

“Borrowing Base” means, as of any date, an amount equal to:

(a) 85.00% of the net amount of accounts receivable, less allowance for doubtful accounts, owned by the Restricted Entities as of the end of the most recent fiscal quarter preceding such date; plus

(b) 60.00% of the net book value of all inventory owned by the Restricted Entities as of the end of the most recent fiscal quarter preceding such date.

“Brazil JV” means Lankhorst/Euronete (Brasil) – Industria E Commercio Ltda, or any successor.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Calculation Date” means the date on which the event for which the calculation of the Fixed Charge Coverage Ratio, the Credit Facility Leverage Ratio or the Secured Leverage Ratio is made occurs.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)       in the case of a corporation, corporate stock;

(b)       in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)       in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)       any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing clauses (a) through (d) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(c)       certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(d)       repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) of this definition entered into with any financial institution meeting the qualifications specified in clause (c) of this definition;

(e)       commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(f)       money market funds at least 95.00% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

(g)       in the case of any Restricted Entity organized or having its principal place of business outside of the United States, investments denominated in the currency of the jurisdiction in which such Restricted Entity is organized or has its principal place of business which are similar to the items specified in clauses (a), (b), (c), (d), (e) and (f) of this definition.

“Cayman Holdco” means WireCo WorldGroup (Cayman) Inc., a company organized under the laws of the Cayman Islands, or if such entity has been released as a Guarantor, such other ultimate parent of the Company that is a Guarantor.

“Change of Control” means the occurrence of any of the following:

(a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act)), other than Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of 50.00% or more of the voting power of the Voting Stock of the Company or Cayman Holdco (or upon any merger or consolidation, the surviving or successor entity); or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Cayman Holdco (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of at least 50.00% of the directors of the Company or Cayman Holdco then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of the Company or Cayman Holdco;

(b) at any time, Cayman Holdco (together with the Management Investors) ceases to own beneficially, directly or indirectly, 100.00% of the Voting Stock of the Company (unless, following a Public Equity Offering of the Company, all parent Guarantors of the Company have been released);

(c) the sale, transfer, conveyance, or other disposition in one or a series of related transactions, of all or substantially all of the properties or assets of Cayman Holdco and the

Restricted Subsidiaries, taken as a whole (which, for the avoidance of doubt, shall not include merger or consolidation transactions), to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Permitted Holders; or

(d) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Offer” means an offer to a holder of Notes to repurchase all or any part of that holder’s Notes in the event a Change of Control occurs.

“Change of Control Payment” is defined in Section 9.8.

“Change of Control Payment Date” means the date of repurchase of Notes by the Company pursuant to a Change of Control Offer.

“China JV” means WISCO WRCA Co., Ltd., a limited liability equity joint venture organized under the laws of the People’s Republic of China, between China JV Holdco and Jiangbei Steel Processing and Logistics Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China, or any successor.

“China JV Holdco” means WRCA Hong Kong Holding Co., Ltd., a Hong Kong company, or any successor.

“Closing” is defined in Section 3.

“Closing Fee” is defined in Section 2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and published interpretations promulgated thereunder from time to time.

“Commitment Letter” is defined in the first paragraph of this Agreement.

“Company” is defined in the first paragraph of this Agreement.

“Company Filings” is defined in Section 5.1.

“Company Organizational Documents” is defined in Section 5.8.

“Comparable Treasury Issue” is defined in Section 8.2(c).

“Comparable Treasury Price” is defined in Section 8.2(c).

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(c) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(d) all one-time fees, costs, expenses (including cash compensation payments and transaction fees), in each case incurred by any Restricted Entity (or the company or business being acquired) incurred in connection with or resulting from any other merger, consolidation, acquisition or offering of debt or equity securities occurring after the Issue Date (whether or not successful), to the extent deducted in computing such Consolidated Net Income; plus

(e) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(f) all amounts deducted in arriving at such Consolidated Net Income amount in respect of severance packages payable in connection with the termination of any officer, director or employee of any Restricted Entity; plus

(g) in the case of non-cash minority interest loss, such loss, and minus in the case of non-cash minority interest income, such income; plus

(h) (i) payments of the advisory fees (but not expense reimbursement) required to be paid pursuant to the Management Fee Letter, plus (ii) reasonable out-of-pocket expenses of, or indemnification payments to, Paine required to be paid pursuant to the terms of the Management

Fee Letter, in each case, to the extent deducted in computing such Consolidated Net Income; plus

(i) business optimization expenses and other reorganization or restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, facility consolidations, retention, systems establishment costs (including costs of instituting systems and controls to comply with the Sarbanes-Oxley Act of 2002), contract termination costs, future lease commitments and excess pension charges) to the extent deducted in computing such Consolidated Net Income, all as set forth in an Officer’s Certificate signed by the specified Person’s chief executive officer and chief financial officer which states (i) the amounts of such charges, reserves or expenses and (ii) that such charges, reserves or expenses are based on the reasonable good faith beliefs of such officers at the time of such execution; plus

(j) to the extent included in Consolidated Net Income, non-cash stock-based compensation expense; minus

(k) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP. Consolidated EBITDA shall not include the impact of any purchase accounting adjustments.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of the specified Person will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person; provided that concurrently with the next quarterly or annual delivery to the holders of Notes then outstanding of the financial statements required to be delivered pursuant to Section 7 after the receipt of any dividends or other distributions received from or in respect of China JV Holdco that are of the type referred to in clause (ix) of Section 10.8(b) (not including, for the avoidance of doubt, payments pursuant to the Royalty Agreement, or other commercial contracts, agreements or arrangements between the China JV and any Restricted Entity), the Company shall notify the holders of Notes then outstanding by delivery of an Officer’s Certificate what portion of such dividend or distribution (if any) that it elects to treat as subject to such clause (ix) of Section 10.8(b), in which event (i) such portion of such dividend or distribution shall not be included in Consolidated Net Income or Consolidated EBITDA or in the computation of the amount referred to in sub-clause (C) of clause (iv) of Section 10.8(a) and (ii) the remaining portion (if any) of such dividend or distribution shall be treated as not subject to such clause (ix) of Section 10.8(b), and shall be included in Consolidated Net Income and Consolidated EBITDA and in the computation of the amount referred to in sub-clause (C) of clause (iv) of Section 10.8 (a).

(b) the Net Income of any Restricted Subsidiary of the specified Person will be excluded to the extent that the declaration or payment of dividends or similar distributions (in the case of Restricted Subsidiaries of the Company) or Investments in the Company (in the case of Restricted Subsidiaries of Affiliate Guarantors) from that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except that the Net Income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which actually has been or could have been distributed in cash (or any Investment that could be made in cash, as applicable) by such Restricted Subsidiary during such period to (or in) the Company or another Restricted Subsidiary of Cayman Holdco as a dividend or other transfer (by loans, advances, intercompany transfers or otherwise) (subject, in the case of a dividend or other distribution or transfer which could have been made or transferred to another Restricted Subsidiary, to the limitations contained in this clause (b) with respect to such Restricted Subsidiary);

(c) the cumulative effect of a change in accounting principles will be excluded; and

(d) the non-cash impairment loss of such Person or its Restricted Subsidiaries relating to goodwill or other non-amortizing intangible assets will be excluded.

“Credit Agreement” means that certain Credit Agreement, dated as of July 12, 2012, by and among the Company, WRCA (Luxembourg) Holdings S.Á R.L., a société à responsabilité limitée incorporated under the laws of Luxembourg, WireCo WorldGroup (Cayman) Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, the several banks and other financial institutions or entities from time to time party thereto and Fifth Third Bank, as Administrative Agent and Collateral Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, extended, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means Credit Revolving Facilities and Credit Term Facilities.

“Credit Facility Indebtedness” means Indebtedness under a Credit Facility incurred and outstanding under clause (ii) of Section 10.7(b).

“Credit Facility Leverage Cap” means, at a particular date, the amount of Credit Facility Indebtedness of Cayman Holdco and its Restricted Subsidiaries that would be permitted to be incurred and outstanding if the Credit Facility Leverage Ratio for Cayman Holdco’s Reference Period immediately preceding such date would not have exceeded 2.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness has been incurred at the beginning of such Reference Period.

“Credit Facility Leverage Ratio” means with respect to any specified Person for any period, the ratio of Credit Facility Indebtedness of such Person and its Restricted Subsidiaries as of the last day of the applicable Reference Period to the Consolidated EBITDA (calculated as set forth in the definition of “Fixed Charge Coverage Ratio”) of such Person and its Restricted Subsidiaries for such Reference Period.

“Credit Revolving Facility” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether by the same or any other lender or group of lenders.

“Credit Term Facility” means, one or more term debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for term loans or receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), in each case (a) as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether by the same or any other lender or group of lenders and (b) not including revolving credit loans or letters of credit.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law. “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Demand” is defined in Section 19.6(f).

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by any Restricted Entity in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate delivered to the holders of Notes then outstanding, setting forth the basis of such value.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety one (91) days after the date on which the Notes mature, provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of a Restricted Entity, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by a

Restricted Entity in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require a Restricted Entity to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or upon or related to termination of employment, death or disability (or which right was otherwise created in connection with an employment arrangement) will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Restricted Entity may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.8. For the avoidance of doubt, Luxembourg preferred equity certificates issued by a Restricted Entity shall not constitute Disqualified Stock while held by another Restricted Entity.

“Domestic Subsidiary” means any Restricted Subsidiary of any Restricted Entity that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Claims” is defined in Section 5.17.

“Environmental Laws” is defined in Section 5.17.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (a) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (b) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means, with respect to the Company or a Subsidiary of the Company, any trade or business (whether or not incorporated) that, together with the Company or such Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrowers or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice of termination of any Plan or Plans or any notice of appointment of a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Parent or any of its ERISA Affiliates of any Withdrawal Liability; (g) the incurrence by the Parent or any of its ERISA Affiliates of any liability to a Plan subject to Section 4063 of ERISA as a result of a complete or partial withdrawal from such Plans; (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA or (i) there exists any fact or circumstance that would reasonably be expected to result in the imposition of Lien or security interest under Section 430 of the Code or under ERISA.

“Event of Default” is defined in Section 11.

“Event of Loss” means any event that results in a Restricted Entity receiving proceeds from any insurance or from a condemnation event.

“Excess Proceeds” has the meaning set forth in Section 10.10(c).

“Exchange Act” is defined in Section 5.1.

“Existing Indebtedness” means the Indebtedness of Cayman Holdco and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on (or incurred on) the Issue Date, until such amounts are permanently repaid.

“Existing Notes” means the Company’s 9.50% Senior Notes due 2017.

“Existing Notes Indenture” is defined in Section 7.1(j).

“Fair Market Value” means, with respect to any asset or Property, the price which would have been negotiated in an arm’s-length transaction, between a willing seller and a willing and able buyer, neither of whom is under pressure or compulsion to complete the transaction, as determined in good faith by the Board of Directors of the Restricted Entity responsible for such determination (unless otherwise expressly provided in this Agreement), or if no one such Restricted Entity is so responsible, by the Board of Directors of the Company.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication or inclusion of intercompany amounts, of:

(a) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit, bankers’ acceptances, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates and excluding amortization of debt issuance costs; plus

(b) the consolidated net interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Cayman Holdco or a Restricted Subsidiary of Cayman Holdco (other than Disqualified Stock) or to Cayman Holdco or a Restricted Subsidiary of Cayman Holdco, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of Consolidated EBITDA of such Person and its Restricted Subsidiaries for such Reference Period to the Fixed Charges of such Person and its Restricted Subsidiaries for such Reference Period.

For purposes of calculating the Fixed Charge Coverage Ratio, the Credit Facility Leverage Ratio and the Secured Leverage Ratio:

(a) In the event that the specified Person or any of its Restricted Subsidiaries incurs, repays, repurchases, defeases, reduces or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the applicable ratio is being calculated and on or prior to the Calculation Date, then the applicable ratio will be calculated giving pro forma effect to such incurrence, repayment, repurchase, defeasance, reduction or other discharge of Indebtedness (and the application of the proceeds therefrom), or such issuance, repurchase or redemption of Disqualified Stock or preferred stock (and the application of the proceeds therefrom) as if the same had occurred at the beginning of the applicable Reference Period;

(b) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, and for purposes of determining the pro forma effects of such acquisition, Consolidated EBITDA will be calculated to give pro forma effect to those demonstrable cost savings resulting from any restructurings, head count reduction, closure of facilities and similar operational and other cost savings and other adjustments to be achieved in connection with such acquisition that the Restricted Entity or any of its Restricted Subsidiaries have determined to make or have made that (i) are expected to have a continuing impact, (ii) are factually supportable for the twelve (12) month period following the consummation of such acquisition, (iii) are determined in good faith by the Board of Directors of the Restricted Entity or Cayman Holdco, as of each date of determination prior to the inclusion of the applicable cost savings and other adjustments in the calculation of Consolidated EBITDA and (iv) are set forth in a Officers’ Certificate of the Restricted Entity delivered to the holders of Notes then outstanding, setting forth such demonstrable operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail;

(c) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(d) if, since the beginning of the applicable Reference Period, any Person that became a Restricted Subsidiary of the specified Person or was merged with or into the Specified Person or any Restricted Subsidiary of the specified Person since the beginning of such Reference Period will have made any acquisition, disposition, merger or consolidation or operational change or has been determined to be a discontinued operation that would have required adjustment pursuant to this definition, then the applicable ratio will be calculated giving pro forma effect thereto for such period as if such acquisition, disposition, merger or consolidation or operational change or determination of a discontinued operation had occurred at the beginning of the applicable Reference Period;

(e) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable Reference Period; and

(f) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable Reference Period.

In addition, in calculating “Fixed Charges” for purposes of determining the denominator (but not the numerator) of the Fixed Charge Coverage Ratio:

(i) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such Calculation Date;

(ii) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor or prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date will be deemed to have been in effect during the Reference Period; and

(iii) notwithstanding clause (i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Foreign Subsidiary” means any Restricted Subsidiary of Cayman Holdco that is not a Domestic Subsidiary.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time, provided that if any change in GAAP would alter the computation or determination of any financial ratio or other test provided for under this Agreement such ratio or other test shall continue to be computed in accordance with GAAP as in effect prior to such change until the holders of at least a majority in aggregate principal amount of the Notes then outstanding and the Company shall have agreed whether (and if so, how) to amend this Agreement to eliminate the effect of such change on such computation or determination.

“German GmbH Guarantor” is defined in Section 19.6(a).

“German GmbH & Co. KG Guarantor” is defined in Section 19.6(a).

“German Guarantor” is defined in Section 19.6(a).

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(a)       the Affiliate Guarantors; and

(b)       any Subsidiary of the Company or an Affiliate Guarantor that executes a Note Guarantee in accordance with the provisions of this Agreement;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)      interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(b)      currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange values;

(c)      commodity swap agreements, commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

(d)      other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $3.0 million and whose total revenues for the most recent twelve-month period do not exceed $3.0 million.

“incur” has the meaning set forth in Section 10.7(a).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(a)      in respect of borrowed money;

(b)      evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)      in respect of banker’s acceptances;

(d)      representing Capital Lease Obligations;

(e)      representing the balance deferred and unpaid of the purchase price of any Property due more than six (6) months after such Property is acquired, except any such balance that constitutes an accrued expense or trade payable (other than any contingent payment obligations of a Person based on the performance of a business or asset or Capital Stock purchased by such Person); or

(f)      representing the net loss value of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Indebtedness will not include the obligations of any Person (a) resulting from the endorsement of negotiable instruments for collection or deposit in the ordinary course of business, (b) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents, (c) resulting from representations, warranties, covenants and indemnities given by such Person that are reasonably customary for sellers or transferors in an accounts receivable securitization or lending transaction, or (d) in respect of preferred stock of such Person.

“Independent Investment Banker” is defined in Section 8.2(c).

“Intellectual Property Rights” is defined in Section 5.18.

“Investment Company Act” is defined in Section 5.12.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, agents and employees made in the ordinary course of business and excluding advances made to customers and suppliers with respect to current or anticipated purchases of inventory in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, excluding, for the avoidance of doubt, accounts receivable arising in the ordinary course of business. If any Restricted Entity sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of such Restricted Entity such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of such Restricted Entity, such Restricted Entity shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of such Restricted Entity’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the applicable Restricted Entity in connection with a Restricted Payment. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means July 12, 2012.

“LCC” is defined in Section 19.5.

“Liquid Assets” is defined in Section 19.6(f).

“Liquidity Impairment” is defined in Section 19.6(f).

“Legal Holiday” is defined in Section 22.2.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease (other than an operating lease) in the nature thereof, any option or other agreement to sell or give a security interest in and, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Luxembourg Guarantor” is defined in Section 19.5.

“Management Determination” is defined in Section 19.6(d).

“Management Fee Letter” means that certain letter agreement dated as of February 8, 2007, between Paine and the Company, as in effect on the Issue Date or as amended or supplemented on a basis that (taken as a whole) is no less favorable to the Restricted Entities than such Management Fee Letter as in effect on the Issue Date.

“Management Investors” means certain past or present members of the management of WRCA holding direct or indirect Equity Interests of the Company, together with any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or

Persons beneficially owning a majority controlling interest of which consist of any one or more Management Investors.

“Management Liquidity Impairment Determination” is defined in Section 19.6(f).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company or the Guarantors, or any of the respective Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Materials of Environmental Concern” is defined in Section 5.17.

“Maturity Date” when used with respect to any Note, means the date on which the principal amount of such Note becomes due and payable as therein or herein provided.

“Money Laundering Laws” is defined in Section 5.24.

“Moody’s” means Moody’s Investors Service, Inc., or any successor rating agency.

“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Assets” is defined in Section 19.6(a).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Sale (without regard to the $5.0 million limitation set forth in the definition thereof); or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b) any extraordinary or nonrecurring or unusual gain or loss (including gains or losses attributable to the early extinguishment of indebtedness), together with any related provision for taxes on such extraordinary or nonrecurring or unusual gain or loss as determined in the good faith judgment of the chief financial officer of the Company.

“Net Proceeds” means the aggregate cash proceeds received (when actually received) by any Restricted Entity in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, appraiser fees, cost of preparation of assets for sale and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness which is secured by a Lien on the asset or assets that were the subject of such Asset Sale (including any prepayment premiums or penalties) or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, and any reserve established in accordance with GAAP for adjustment in respect of the sale price of such asset or assets or for liabilities associated with the Property or other assets disposed of in such Asset Sale and retained by any Restricted Entity after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or for any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(a)      as to which none of the Restricted Entities (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender; and

(b)      no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of any Restricted Entity to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Agreement and the Notes, executed pursuant to the provisions of this Agreement, with such variations as may be required under local law in the event of a Note Guarantee delivered by a non-U.S. Guarantor.

“Notes” is defined in Section 1.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OFAC” is defined in Section 5.25.

“Offer Amount” is defined in Section 10.10(e).

“Offer Period” is defined in Section 10.10(e).

“Officer” means the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Executive Senior Vice President, Senior Vice President, Vice President, Treasurer or any Assistant Treasurer or Secretary or any Assistant Secretary of the specified Person, or equivalent officer in the case of non-corporate or non-U.S. entities.

“Officer’s Certificate” means a certificate signed by an Officer (or two Officers to the extent specifically required by this Agreement) of the specified Person and delivered to each holder of Notes then outstanding.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to each of the Purchasers. The counsel may be an employee of or counsel to Cayman Holdco, the Company, a Guarantor or any Purchaser.

“Paine” means Paine & Partners, LLC, a Delaware limited liability company.

“Patriot Act” is defined in Section 5.26.

“Payment Default” is defined in Section 11(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Business” means any business in which Cayman Holdco and its Subsidiaries were engaged on the Issue Date or the majority of whose revenues are derived from the activities of Cayman Holdco and its Subsidiaries as of the Issue Date, and any business incidental, reasonably related, complementary or ancillary thereto, or which is a reasonable extension, development or expansion thereof as determined in good faith by the Board of Directors of the Company.

“Permitted Debt” is defined in Section 10.7(b).

“Permitted Holders” means the Principals and their Related Parties.

“Permitted Investments” means:

(a) any Investment in the Company or another Restricted Entity;

(b) any Investment in Cash Equivalents;

(c) any Investment in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Entity; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Entity;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.10;

(e) any Investment or acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) or out of the proceeds of a substantially concurrent issuance or sale of Equity Interests (other than Disqualified Stock);

(f) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of a Restricted Entity, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of, or other foreclosure with respect to, any trade creditor or customer; or (ii) litigation, arbitration or other disputes;

(g) Investments represented by Hedging Obligations;

(h) repurchases of the Notes;

(i) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete, worn out or surplus assets or Property permitted pursuant to this Agreement;

(j) advances, loans or extensions of credit to suppliers in the ordinary course of business;

(k) Investments of any Person (other than Indebtedness of such Person) in existence at the time such Person becomes a Restricted Entity; provided such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Entity;

(l) any Investment consisting of a Guarantee permitted under Section 10.7;

(m) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(n) advances to employees for moving, travel and entertainment, payroll advances and other similar advances to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(o) loans and advances to employees, officers and directors in the ordinary course of business for bona fide business purposes not in excess of the amount permitted under Section 10.1(b)(viii);

(p) any Investment existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable to the Holders of the Notes than the terms of the Investment being replaced;

(q) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(r) (i) purchases of shares of any non-wholly owned Subsidiary of the Company from any Person other than a Restricted Entity for an amount not exceeding Fair Market Value and (ii) any exchange permitted by Section 10.8 (b)(xi);

(s) Investments in China JV Holdco or in its assets, properties, securities or Indebtedness, or made with the proceeds thereof, in an aggregate amount (determined without giving effect to any changes, write-ups or write-downs in value but net of any reduction in the amount of such Investment resulting from payments, dividends, sales or other distributions in respect thereof) at any time outstanding not to exceed $75.0 million; and

(t) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes, write-ups or write-downs in value), when taken together with all other Investments made pursuant to this clause (t) that are at the time outstanding (determined without giving effect to any changes, write-ups or write-downs in value but net of any reduction in the amount of such Investment resulting from payments, dividends, sales or other distributions in respect thereof) not to exceed the greater of (x) $50.0 million, and (y) 5.00% of Total Assets.

“Permitted Liens” means, subject to the limitation set forth in Section 10.7(f):

(a) Liens on assets of any Restricted Entity securing Indebtedness or other Obligations permitted to be outstanding under clause (i) or clause (ii) of the definition of Permitted Debt contained in Section 10.7(b);

(b) Liens securing Acquired Debt that was permitted to be incurred pursuant to Section 10.7, provided that such Liens were not created in connection with or in contemplation of such acquisition or merger transaction pursuant to which the Acquired Debt was incurred and do not extend to any assets other than those acquired or those of the Person acquired by or merged into or consolidated with the Company or the Restricted Subsidiary;

(c) Liens in favor of any Restricted Entity;

(d) Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, permitted under this Agreement and incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of Property, plant or equipment used in the business of the Company or such Restricted Subsidiary, covering only the assets acquired with or financed by such Indebtedness;

(e) Liens on Property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with a Restricted Entity or any Subsidiary of any Restricted Entity; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than the assets or Capital Stock of the Person merged into or consolidated with the Restricted Entity or the Subsidiary;

(f) Liens on Property or shares of Capital Stock existing at the time of acquisition of the Property or shares of Capital Stock by any Restricted Entity or any Subsidiary of any Restricted

Entity; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of such acquisition and do not extend to any assets other than the Property or shares of Capital Stock so acquired;

(g) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(h) Liens existing on the Issue Date;

(i) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(j) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(k) Liens securing Indebtedness under Hedging Obligations permitted under this Agreement;
(l) Liens securing Indebtedness of any Restricted Entity with respect to obligations that do not exceed the greater of (x) $40.0 million, or (y) 4.00% of Total Assets in aggregate principal amount at any time outstanding;

(m) Liens on goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of business;

(n) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(o) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(p) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided that:

(i) the new Lien shall be limited to all or part of the same Property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, or replacements of, such Property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (B) an amount necessary to pay any fees, commissions and expenses, including premiums, related to such Permitted Refinancing Indebtedness;

(q) Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

(r) easements, rights of way, zoning restrictions, reservations, encroachments and other similar encumbrances in respect of real property;

(s) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(t) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of any Restricted Entity, including rights of offset and set-off;

(v) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(w) any interest or title of a lessor in the Property subject to any lease other than a capital lease;

(x) leases or subleases granted to others that do not materially interfere with the ordinary course of business of any Restricted Entity;

(y) Liens arising from filing Uniform Commercial Code financing statements regarding leases, provided that such Liens do not extend to any Property or assets which are not leased Property subject to such leases or subleases;

(z) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(aa) Liens on the assets of Unrestricted Subsidiaries, or on the Equity Interests of Unrestricted Subsidiaries, that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

(bb) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (a) through (aa) and this clause (bb); provided, however, that, based on a good faith determination of an officer of the Company, the Fair Market Value of the assets encumbered under any such substitute or replacement Lien is not greater than the Fair Market Value of the assets encumbered by the otherwise permitted Lien which is being replaced.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness (other than intercompany Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, commissions, and premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the shorter of (i) the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged, and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged that are due on or after the date ninety one (91) days after the last Maturity Date of any Notes then outstanding were instead due on such date ninety one (91) days after the last date of maturity of any Notes then outstanding; and

(c) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA, but excluding any Multiemployer Plan) subject to Title I of ERISA that is, or within the preceding five years has been, established or maintained, or to which contributions are, or within the preceding five years have been, made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Polish Bankruptcy and Restructuring Law” is defined in Section 19.7(a).

“Polish Guarantor” is defined in Section 19.7.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Primary Treasury Dealer” is defined in Section 8.2(c).

“Principals” means investment entities managed or controlled by Paine or its Affiliates.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Agreement, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Cayman Holdco or another Restricted Entity pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Restricted Entity) and that yields net proceeds to the issuer of $40.0 million or more.

“Purchase Date” is defined in Section 10.10(d).

“Purchaser” is defined in the first paragraph of this Agreement; provided, that for purposes of any covenant of the Company following the Issue Date, each holder of a Note, by its acceptance of a Note, will be deemed a Purchaser and will be entitled to the benefits of such covenant of the Company as though it were a party to this Agreement.

“Realizable Asset” is defined in Section 19.6(c).

“Redemption Date” when used with respect to any Note to be redeemed pursuant to Section 8.2 means the date fixed for such redemption pursuant to the terms of the Notes or, if applicable, such later date as such fixed date may be delayed until any applicable conditions are satisfied.

“Reference Period” is defined in Section 10.7(a).

“Reference Treasury Dealer” is defined in Section 8.2(c).

“Reference Treasury Dealer Quotations” is defined in Section 8.2(c).

“refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness.  “refinanced” and “refinancing” shall have correlative meanings.

“Related Party” means (a) any controlling stockholder or majority owned Subsidiary of any one or more Principals; or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning a majority controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).

“Relevant Period” is defined in Section 19.6(f).

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other Officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Entities” means Cayman Holdco and all of its direct and indirect Subsidiaries (other than Unrestricted Subsidiaries designated as such in accordance with this Agreement, including China JV Holdco).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” is defined in Section 10.8(a).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Royalty Agreement” means that certain Technology License and Support Agreement between Wire Rope Corporation of America, Inc. and WISCO WRCA Co., Ltd. as in effect on the Issue Date or as amended or supplemented on a basis that (taken as a whole) is no less favorable to the Restricted Entities than such Royalty Agreement as in effect on the Issue Date.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, or any successor rating agency.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Secured Indebtedness” means, with respect to any specified Person, any Indebtedness (other than the Notes or a Note Guarantee) of such Person that is secured by a Lien on any property or assets of such Person and the Notes or a Note Guarantee are not secured on a senior or equal and ratable basis with such Indebtedness.

“Secured Leverage Cap” means, at a particular date, the amount of Secured Indebtedness of Cayman Holdco and its Restricted Subsidiaries that would be permitted to be incurred and outstanding if the Secured Leverage Ratio for Cayman Holdco’s Reference Period immediately preceding such date would not have exceeded 3.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Secured Indebtedness has been incurred at the beginning of such Reference Period.

“Secured Leverage Ratio” means, with respect to any specified Person for any period, the ratio of Secured Indebtedness of such Person and its Restricted Subsidiaries as of the last day of the applicable Reference Period to the Consolidated EBITDA (calculated as set forth in the definition of “Fixed Charge Coverage Ratio”) of such Person and its Restricted Subsidiaries for such Reference Period.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Solvent” means, when used with respect to any Person, as of any date of determination, that on such date (a) the present fair saleable value of the present assets of such Person and its Subsidiaries taken as a whole, exceeds the sum of their debts (including contingent liabilities); (b) the present fair saleable value of the property of the such Person and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities (including contingent liabilities), as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct their business as contemplated on such date.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50.00% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and

(c) any other Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Surviving Entity” is defined in Section 10.2(a).

“Target” means Royal Lankhorst Euronete Group BV, a corporation organized under the laws of the Netherlands.

“Total Assets” means, at a particular date, the total consolidated assets of the Restricted Entities, as shown on the most recent balance sheet of Cayman Holdco, without giving effect to any amortization of the amount of intangible assets since the Issue Date.

“Transactions” shall have the meaning set forth in the Commitment Letter.

“Treasury Rate” is defined in Section 8.2(c).

“Unrestricted Subsidiary” means (a) China JV Holdco, the China JV, the Brazil JV and the Australia JV and (b) any other Subsidiary of Cayman Holdco (other than Aceros Camesa (Mexico)) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only, in the case of clause (b), to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt;

(ii) except as expressly permitted by Section 10.1, is not party to any agreement, contract, arrangement or understanding with the Company or another Restricted Subsidiary of Cayman Holdco unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

in each case in clauses (i) through (iii) above, including their respective Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

SCHEDULE 4.4

JURISDICTIONS OF LOCAL COUNSEL OPINIONS

1.	Canada

2.	Cayman Islands

3.	Germany

4.	Luxembourg

5.	Netherlands

6.	Portland

7.	Portugal

Schedule 4.4
(to Note Purchase Agreement)

[Form of Note]

WireCo WorldGroup Inc.

11.75% Senior Note Due May 15, 2017

No. [__]	[Date]
$[__]	PPN[__]

For Value Received, the undersigned, WireCo WorldGroup Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [__], or registered assigns, the principal sum of [__] Dollars (or so much thereof as shall not have been prepaid) on May 15, 2017, with interest (computed on the basis of a 360-day year of twelve 30-day months and actual days elapsed) on the unpaid balance hereof at the rate of 11.75% per annum from the date hereof, payable semiannually, on the 15th day of May and November in each year, commencing with the May 15 or November 15 next succeeding the date hereof, until the principal hereof shall have become due and payable.  The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America by wire transfer to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of July 12, 2012 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 6.2 of the Note Purchase Agreement and agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.  To the extent any provision of any Note conflicts with the express provisions of the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall govern and be controlling.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1
(to Note Purchase Agreement)

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

Upon the occurrence of a Change of Control or upon certain Asset Sales and subject to further limitations contained in the Note Purchase Agreement, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

The Company’s obligations pursuant to the Note Purchase Agreement shall be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Note Purchase Agreement, upon the payment of all the Notes.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

WireCo WorldGroup Inc.

By
[Title]

EXHIBIT 19.2

FORM OF NOTATION OF GUARANTEE

Each of the undersigned (the “Guarantors”) hereby jointly and severally unconditionally guarantees, to the extent set forth in the Note Purchase Agreement dated as of July 12, 2012 by and among WIRECO WORLDGROUP INC., a Delaware corporation, as issuer (the “Company”), the Guarantors party thereto and Solar Capital Ltd., BlackRock Kelso Mezzanine Partners I, LLC and KCAP Financial, Inc., as Purchasers (as amended, restated or supplemented from time to time, the “Agreement”), and subject to the provisions of the Agreement, (a) the due and punctual payment of the principal of, and premium, if any, and interest on the Notes, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the holders, all in accordance with the terms set forth in Section 19 of the Agreement, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the Guarantors to the holders pursuant to the Note Guarantee and the Agreement are expressly set forth in Section 19 of the Agreement, and reference is hereby made to the Agreement for the precise terms and limitations of the Note Guarantee.  Each holder of a Note, by accepting such Note, agrees to and shall be bound by such provisions.

Each Note Guarantee shall be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor after giving effect to all of its other contingent and fixed liabilities without rendering such Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

[Signatures on Following Pages]

Exhibit 19.2
(To Note Purchase Agreement)

    IN WITNESS WHEREOF, each of the Guarantors has caused this Note Guarantee to be signed by a duly authorized officer.

[__],
                     as Guarantor

By:   ______________________________________________________
Name:
Title:

[__],
as Guarantor

                    By:   ______________________________________________________
Name:
Title: